Exhibit 99.1

PART I

ITEM 1.	BUSINESS
Note: The information contained in this item has been revised solely to reflect the change to our organizational structure as discussed in the Notes to the Financial Statements, see Part II, Item 8. This item has not been updated for any other changes since the filing of the 2014 Annual Report on Form 10-K (2014 Form 10-K). Our Business Outlook and any updates thereto are publicly available on our Investor Relations website www.intc.com. For significant developments since the filing of the 2014 Form 10-K, refer to reports filed with the Securities and Exchange Commission (SEC) since February 13, 2015, the filing date of the 2014 10-K.
Company Overview
We design and manufacture advanced integrated digital technology platforms. A platform consists of a microprocessor and chipset, and may be enhanced by additional hardware, software, and services. We sell these platforms primarily to original equipment manufacturers, original design manufacturers, and industrial and communications equipment manufacturers in the computing and communications industries. Our platforms are used to deliver a wide range of computing experiences in notebooks (including Ultrabook™ devices), 2 in 1 systems, desktops, servers, tablets, smartphones, and the Internet of Things (including wearables, transportation systems, and retail devices). We also develop and sell software and services primarily focused on security and technology integration. We were incorporated in California in 1968 and reincorporated in Delaware in 1989.
Company Strategy
Our vision is if it is smart and connected, it is best with Intel. As a result, we offer complete and connected computing solutions, both hardware and software, and continue to drive "Moore’s Law." Over time, the number of devices connected to the Internet and to one another has grown from hundreds of millions to billions. This number continues to grow and the variety of devices also continues to increase. The combination of embedding computing into devices and connecting them to the Internet, known as the Internet of Things, as well as a build-out of the cloud infrastructure supporting these devices, is driving fundamental changes in the computing industry. As a result, we are transforming our primary focus from the design and manufacture of semiconductor chips for personal computers (PCs) and servers to the delivery of more complete platform solutions consisting of hardware and software platforms and supporting services. These solutions span the compute continuum, from high-performance computing systems running trillions of operations per second to embedded applications consuming milliwatts of power. Additionally, computing is becoming an increasingly mobile, personal, and ubiquitous experience. End users value smart devices that connect seamlessly and securely to the Internet and to each other. We enable this experience by innovating around energy-efficient performance, connectivity, and security.
To succeed in this changing computing environment, we have the following key objectives:

•	relentless pursuit of Moore's Law to maximize and extend our manufacturing technology leadership;

•	strive to ensure that Intel® technology is the best choice across the compute continuum, including PCs, data centers, ultra-mobile devices, and the Internet of Things;

•
expand platforms into adjacent market segments to bring compelling new System-on-Chip (SoC) solutions and user experiences to ultra-mobile form factors including tablets and smartphones, as well as PC platforms (including Ultrabook devices, 2 in 1 systems, and all-in-ones), data center applications, and the Internet of Things (including wearables, transportation systems, and retail devices);

•	increase the utilization of our investments in intellectual property and research and development (R&D) across all market segments;

•	be the platform of choice for any operating system;

•	expand data center, security, and big data analytics;

•	scale our manufacturing capabilities into foundry; and

•	strive to reduce the environmental footprint of our products and operations as well as be an asset to the communities we work in.

We use our core assets to meet these objectives. We believe that applying our core assets to our key objectives provides us with the scale, capacity, and global reach to establish new technologies and respond to customers’ needs quickly. Our core assets and key objectives include the following:

•
Silicon and Manufacturing Technology Leadership. We have long been a leader in silicon process technology and manufacturing, and we aim to continue our lead through investment and innovation in this critical area. Moore's Law predicted that transistor density on integrated circuits would double about every two years. We continue executing to Moore’s Law by enabling new devices with higher functionality and complexity while controlling power, cost, and size. In keeping with Moore's Law, we drive a regular and predictable upgrade cycle—introducing a new microarchitecture approximately every two to three years and ramping the next generation of silicon process technology in the intervening periods. We refer to this as our "tick-tock" technology development cadence. Through this cycle, we continue to push progress by designing and putting transistor innovations into high-volume production. We aim to have the best process technology, and unlike many semiconductor companies, we primarily manufacture our products in our own facilities. This in-house manufacturing capability enables us to optimize performance, shorten our time to market, and scale new products more rapidly. We believe this competitive advantage will be extended in the future as the costs to build leading-edge fabrication facilities increase, and as fewer semiconductor companies will be able to combine platform design and manufacturing.

•
Architecture and Platforms. We are developing a wide range of solutions for devices that span the compute continuum and allow for computing experiences in notebooks, desktops, servers, tablets, smartphones, and the Internet of Things. We believe that users want consistent computing experiences and interoperable devices and that users and developers value consistency of architecture. This provides a common framework that results in shortened time-to-market, increased innovation, and the ability to leverage technologies across multiple form factors. We believe that we can meet the needs of users and developers to offer complete solutions across the compute continuum through our partnership with the industry on open, standards-based platform innovation around Intel® architecture. We continue to invest in improving Intel architecture to deliver increased value to our customers and expand the capabilities of the architecture in adjacent market segments. For example, we focus on delivering improved energy-efficient performance, which involves balancing higher performance with the lowest power. In addition, we are focusing on perceptual computing, which brings exciting experiences through devices that sense, perceive, and interact with the user’s actions.

•
Software and Services. We offer software and services that provide solutions through a combination of hardware and software for consumer and corporate environments. Additionally, we seek to enable and advance the computing ecosystem by providing development tools and support to help software developers create software applications that take advantage of our platforms. We seek to expedite growth in various market segments, such as the embedded market segment and big data analytics, through our software offerings. We continue to collaborate with companies to develop software platforms that are optimized for Intel® processors, support multiple hardware architectures, and operating systems.

•
Security. Through our expertise in hardware and software, we are able to embed security into many facets of computing and offer proactive solutions and services to help secure the world’s most critical systems and networks. We protect consumers and businesses of all sizes, and bring unique hardware, software, and end-to-end security solutions to the market to help enable increased protection against ever-evolving security risks.

•
Customer Orientation. We focus on providing compelling user experiences by developing our next generation of products based on customer needs and expectations. In turn, our products help enable the design and development of new user experiences, form factors, and usage models for businesses and consumers. For example, we enhance the customer computing experience by providing Intel® RealSense™ technology, wireless charging, and password elimination. We offer platforms that incorporate various components and capabilities designed and configured to work together to provide an optimized solution that customers can easily integrate into their end products. Additionally, we promote industry standards that we believe will yield innovation and improved technologies for users.

•
Strategic Investments. We make investments in companies around the world that we believe will further our vision, mission, and strategic objectives: support our key business initiatives: and generate financial returns. Our investments—including those made through Intel Capital—generally focus on companies and initiatives that we believe will stimulate growth in the digital economy, create new business opportunities for Intel, and expand global markets for our products. In 2014, we completed an investment in Cloudera, Inc. (Cloudera) to bring big data analytics into the mainstream through the joining of Cloudera's software platform and our data center architecture based on Intel® Xeon® processors. Additionally, we plan to continue to purchase and license intellectual property to support our current and expanding business.

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Corporate Stewardship. We are committed to developing energy-efficient technology solutions that can be used to address major global problems while reducing our environmental impact. We have led the industry in the journey to produce products that are free of conflict minerals, and have made our learnings from this journey open to others in the industry. We also believe that creating a fully diverse and inclusive workplace is fundamental to how we deliver business results. To this end in January 2015, our Chief Executive Officer, Brian Krzanich, announced the Diversity in Technology initiative and a goal to achieve full representation of women and under-represented minorities at Intel by 2020. We are also committed to empowering people and expanding economic opportunity through education and technology, driven by our corporate and Intel Foundation programs, policy leadership, and collaborative engagements. In addition, we strive to cultivate a work environment in which engaged, energized employees can thrive in their jobs and in their communities.

Our continued investment in developing our assets and execution in key objectives are intended to help strengthen our competitive position as we enter and expand into adjacent market segments, such as tablets, smartphones, and the Internet of Things. These market segments change rapidly, and we need to adapt to new environments. A key characteristic of these adjacent market segments is low-power consumption based on SoC products. We are making significant investments in this area with the accelerated development of our SoC solutions based on the 64-bit Intel® Atom™ microarchitecture and Intel® Quark™ technology. We are also optimizing our server products for energy-efficient performance, as we believe that increased Internet traffic and the use of ultra-mobile devices, the Internet of Things, and data center applications have created the need for improved data center infrastructure and energy efficiency.
Business Organization
In Q1 2015, we combined the PC Client Group (PCCG) and the Mobile and Communications Group (MCG) to create the Client Computing Group (CCG). For fiscal year 2015, we manage our business through the following operating segments:
For a description of our operating segments, see "Note 26: Operating Segments and Geographic Information" in Part II, Item 8.

Products and Product Strategy by Operating Segment
Our Client Computing Group operating segment is responsible for all aspects of the client computing continuum, which includes platforms that are incorporated in notebook (including Ultrabook devices), 2 in 1 systems, desktop computers for consumers and businesses, tablets, and smartphones. In addition, our Client Computing Group (CCG) focuses on a broad range of wireless connectivity options by combining Intel® WiFi technology with our 2G and 3G technologies, and creating a path to accelerate industry adoption of 4G LTE*.
In 2014, we introduced the 5th generation Intel® Core™ processor family for use in 2 in 1 systems, and we will soon release the 5th generation Intel Core processors for other notebooks. These processors use 14-nanometer (nm) transistors and our Tri-Gate transistor technology. Our Tri-Gate transistor technology extends Moore’s Law by providing improved performance and energy efficiency. In combination, these enhancements can provide significant power savings and performance gains when compared to previous-generation technologies.
In mobile communications, we began selling our second-generation LTE solution, featuring CAT6 and carrier aggregation in 2014. In addition, CCG developed the first Intel Atom SoC application processor integrated with leading global 3G modem, code-named "SoFIA." SoFIA is designed for the entry and value mobile devices market segment.
Notebook
Our strategy for the notebook computing market segment is to offer notebook technologies designed to bring exciting new user experiences to life and improve performance, battery life, wireless connectivity, manageability, and security. In addition, we are designing for innovative smaller, lighter, and thinner form factors. We believe that our 5th generation Intel Core processors will continue to deliver increasing levels of performance, graphics, and energy efficiency, and will provide our customers and end users with multiple choices in operating system compatibility, processor cores, graphic performance, and battery life.
We have worked to help our customers develop a new class of personal computing devices that includes Ultrabook devices and 2 in 1 systems. These computers combine the energy-efficient performance and capabilities of today’s notebooks and tablets with enhanced graphics and improved user interfaces such as touch and voice in a thin, light form factor that is highly responsive and secure, and that can seamlessly connect to the Internet. In 2014, we introduced the Intel® Core™ M processor, our first commercially available 14nm processor designed to enable responsive performance and improved battery life for new tablet-thin, fanless devices. We believe the renewed innovation in the PC industry that we fostered with Ultrabook devices and expanded to 2 in 1 systems will continue.
Desktop
Our strategy for the desktop computing market segment is to offer exciting new user experiences and products that provide increased manageability, security, and energy-efficient performance. We are also focused on lowering the total cost of ownership for businesses. The desktop computing market segment includes all-in-one desktop products, which combine traditionally separate desktop components into one form factor. Additionally, all-in-one computers have transformed into portable and flexible form factors that offer users increased portability and new multi-user applications and uses. For desktop consumers, we also focus on the design of products for high-end enthusiast PCs and mainstream PCs with rapidly increasing audio and media capabilities.

Our Data Center Group operating segment offers products designed to provide leading energy-efficient performance for all server, network, and storage platforms. In addition, the Data Center Group (DCG) focuses on lowering the total cost of ownership and on other specific optimizations for the enterprise, cloud, communications infrastructure, and technical computing segments. In 2014, we launched our next-generation Intel Xeon processor E5 family platform for our 22nm process technology. The 22nm Intel Xeon processors provide improved performance and better power consumption across server, network, and storage platforms. We also launched our next-generation Intel Xeon processor E7 family. These products are targeted at platforms requiring four or more CPUs and industry leading reliability, availability, and serviceability. DCG is continuing to ramp the Intel® Xeon Phi™ coprocessor with 60 or more high-performance, low-power Intel processor cores. The Intel Xeon Phi coprocessors are positioned to boost the power of the world’s most advanced supercomputers, enabling trillions of calculations per second.
Our Internet of Things Group operating segment offers platforms for customers to design products for the retail, transportation, industrial, and buildings and home market segments. In addition, the Internet of Things Group (IOTG) focuses on establishing an end-to-end secure and manageable architecture that captures actionable information for consumers. In 2014, we shipped our first Intel Quark SoC 32-bit microprocessor. We also launched the Intel® Edison development platform, which is designed to empower the next generation of wearables, robotics, and other small devices connecting, creating, and consuming data.
Our software and services operating segments seek to create differentiated user experiences on Intel®-based platforms. We differentiate by combining Intel platform features and enhanced software and services. Our three primary initiatives are:

•	enabling platforms that can be used across multiple operating systems, applications, and services across all Intel products;

•	optimizing features and performance by enabling the software ecosystem to quickly take advantage of new platform features and capabilities; and

•
enable a more secure online experience by using software, services, and hardware to deliver comprehensive solutions, such as our McAfee LiveSafe* service, which provides a comprehensive security suite that offers consumer protection across a range of devices such as PCs, tablets, and smartphones.

Revenue by Major Operating Segment
Net revenue for the Client Computing Group (CCG) operating segment, the Data Center Group (DCG) operating segment, the Internet of Things Group (IOTG) operating segment and the aggregated software and services (SSG) operating segments is presented as a percentage of our consolidated net revenue. SSG includes McAfee and the Software and Services Group operating segment. The "all other" category consists primarily of revenue from the Non-Volatile Memory Solutions Group and the New Devices Group operating segments.
Percentage of Revenue by Major Operating Segment
(Dollars in Millions)
Percentage of Revenue by Principal Product from Reportable Segments
(Dollars in Millions)

PART II

ITEM 6.	SELECTED FINANCIAL DATA

(Dollars in Millions, Except Per Share Amounts)	2014	2013	2012	2011	2010
Net revenue	$55,870	$52,708	$53,341	$53,999	$43,623
Gross margin	$35,609	$31,521	$33,151	$33,757	$28,491
Gross margin percentage	63.7%	59.8%	62.1%	62.5%	65.3%
Research and development (R&D)	$11,537	$10,611	$10,148	$8,350	$6,576
Marketing, general and administrative (MG&A)	$8,136	$8,088	$8,057	$7,670	$6,309
R&D and MG&A as percentage of revenue	35.2%	35.5%	34.1%	29.7%	29.5%
Operating income	$15,347	$12,291	$14,638	$17,477	$15,588
Net income	$11,704	$9,620	$11,005	$12,942	$11,464
Earnings per share of common stock
Basic	$2.39	$1.94	$2.20	$2.46	$2.06
Diluted	$2.31	$1.89	$2.13	$2.39	$2.01
Weighted average diluted shares of common stock outstanding	5,056	5,097	5,160	5,411	5,696
Dividends per share of common stock
Declared	$0.90	$0.90	$0.87	$0.7824	$0.63
Paid	$0.90	$0.90	$0.87	$0.7824	$0.63
Net cash provided by operating activities	$20,418	$20,776	$18,884	$20,963	$16,692
Additions to property, plant and equipment	$10,105	$10,711	$11,027	$10,764	$5,207
Repurchase of common stock	$10,792	$2,147	$4,765	$14,133	$1,500
Payment of dividends to stockholders	$4,409	$4,479	$4,350	$4,127	$3,503

(Dollars in Millions)	Dec. 27, 2014	Dec. 28, 2013	Dec. 29, 2012	Dec. 31, 2011	Dec. 25, 2010
Property, plant and equipment, net	$33,238	$31,428	$27,983	$23,627	$17,899
Total assets	$91,956	$92,358	$84,351	$71,119	$63,186
Debt	$13,711	$13,446	$13,448	$7,331	$2,115
Temporary equity	$912	$—	$—	$—	$—
Stockholders’ equity	$55,865	$58,256	$51,203	$45,911	$49,430
Employees (in thousands)	106.7	107.6	105.0	100.1	82.5
During Q4 2014, the closing stock price conversion right condition of the 2009 debentures was met and the debentures will be convertible at the option of the holders during Q1 2015. The excess of the amount of cash payable if converted over the carrying amount of the 2009 debentures of $912 million has been classified as temporary equity on our consolidated balance sheet as of December 27, 2014. For further information, see "Note 15: Borrowings" in Part II, Item 8.
During 2013, management approved several restructuring actions, including targeted workforce reductions as well as exit of certain businesses and facilities. For further information, see "Note 13: Restructuring and Asset Impairment Charges" in Part II, Item 8.
During 2011, we acquired McAfee and the Wireless Solutions business of Infineon Technologies AG, which operates as part of the CCG operating segment.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Note: The information contained in this item has been revised solely to reflect the change to our operating segments as discussed in the Notes to the Financial Statements. This item has not been updated for any other changes since the filing of the 2014 Form 10-K. Our Business Outlook and any updates thereto are publicly available on our Investor Relations website www.intc.com. For significant developments since the filing of the 2014 Form 10-K, refer to Intel's reports filed with the SEC since February 13, 2015, the filing date of the 2014 10-K.
Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is provided in addition to the accompanying consolidated financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

•	Overview. Discussion of our business and overall analysis of financial and other highlights affecting the company in order to provide context for the remainder of MD&A.

•	Results of Operations. Analysis of our financial results comparing 2014 to 2013 and comparing 2013 to 2012.
The various sections of this MD&A contain a number of forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "believes," "seeks," "estimates," "continues," "may," "will," "should," and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, uncertain events or assumptions, and other characterizations of future events or circumstances are forward-looking statements. Such statements are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this filing and particularly in "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K. Our actual results may differ materially, and these forward-looking statements do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations, including our definitive agreement with Altera Corporation as discussed in “Note 27: Subsequent Event” in Part II, Item 8, that had not been completed.
Overview
Our results of operations for each period were as follows:

	Three Months Ended			Twelve Months Ended
(Dollars in Millions, Except Per Share Amounts)	Dec 27, 2014	Dec 28, 2013	Change	Dec 27, 2014	Dec 28, 2013	Change
Net revenue	$14,721	$13,834	$887	$55,870	$52,708	$3,162
Gross margin	$9,621	$8,571	$1,050	$35,609	$31,521	$4,088
Gross margin percentage	65.4%	62.0%	3.4%	63.7%	59.8%	3.9%
Operating income	$4,453	$3,549	$904	$15,347	$12,291	$3,056
Net income	$3,661	$2,625	$1,036	$11,704	$9,620	$2,084
Diluted earnings per share of common stock	$0.74	$0.51	$0.23	$2.31	$1.89	$0.42
Note: We have updated our presentation to reflect platforms sold through the Client Computing Group, the Data Center Group, and the Internet of Things Group (platform).
During Q1 2015, we combined PCCG and MCG to create CCG. This change in our organizational structure reflects our strategy to address all aspects of the client computing market segment and utilize our intellectual property to offer compelling customer solutions.
Our results for Q4 2014 were a strong finish to a great year. We achieved record net revenue of $14.7 billion, up 6% from Q4 2013. We achieved increased unit sales growth in the CCG segment as unit sales were up 20% and operating income was up 12% from Q4 2013. DCG achieved 25% net revenue growth and 44% operating income growth from Q4 2013. We saw a moderate increase in net inventory levels from Q3 2014 as we are efficiently managing capacity while ramping our 5th generation Intel Core processor family on 14nm, code-named "Broadwell."

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Gross margin improved by approximately three and a half percentage points from Q4 2013. The increase from Q4 2013 was primarily due to lower platform unit costs, lower factory start-up costs, and higher platform unit sales. These items were partially offset by lower platform average selling prices driven by significantly higher tablet platform unit sales and cash consideration provided to our customers associated with integrating our tablet platform. To a lesser extent, higher production costs on our 14nm products treated as period charges partially offset the increase in gross margin.
For full year 2014, we achieved record net revenue of $55.9 billion, up 6% from 2013, operating income of $15.3 billion, up 25% from 2013, and diluted earnings per share of $2.31, up 22% from 2013. CCG net revenue was flat and operating profit was up 19%. We achieved increased unit sales of 20% as we grew our share in tablets as well as increased unit sales in our traditional PC market segment. Our DCG business outperformed our expectations for the year. We saw robust growth in DCG, with net revenue up 18% and platform average selling prices and unit sales up 10% and 8%, respectively. Gross margin of approximately 64% was up approximately four points from 2013 driven by lower platform unit costs, higher platform unit sales, and lower factory start-up costs. These increases were partially offset by lower platform average selling prices primarily driven by higher tablet platform unit sales and, to a lesser extent, higher cash consideration associated with our tablet platform.
In 2014, we started growing again across a broad range of products and markets by introducing many new product technologies across all of our businesses. We began shipping the world's first processor on 14nm process technology. Additionally, we launched the Intel Core M processor family. Intel Core M processor is enabling new designs and form factors with its full core performance in both compute and graphics. We recently launched Intel RealSense technology, which includes software and depth cameras that enable more natural and intuitive interaction with personal computing devices. In mobile communications, we qualified our first SoC application processor and baseband 3G solution, code-named "SoFIA." We also exceeded our goal of 40 million tablet platform unit sales in 2014.
The cash generation from our business remained strong, with cash from operations of $20.4 billion in 2014. We ended the year with an investment portfolio of $14.1 billion, down approximately $6.0 billion from a year ago. Our investment portfolio consisted of cash and cash equivalents, short-term investments, and trading assets. We purchased $10.1 billion in capital assets, down from our prior outlook of $11.0 billion as we found efficiencies, optimized our manufacturing network, and increased our factory utilization. In addition, we returned $4.4 billion to stockholders through dividends and repurchased $10.8 billion of common stock through our common stock repurchase program. Our Board of Directors authorized an increase of $20 billion to the common stock repurchase program. Effective in Q1 2015, our annual dividend increased to $0.96 per share and our Board of Directors declared a cash dividend of $0.24 per share of common stock.
Subsequent to the end of 2014 and in Q2 2015, we entered into a definitive agreement to acquire Altera Corporation. As of the date we entered into the agreement, the transaction had an approximate value of $16.7 billion. This transaction is subject to certain regulatory approvals and customary closing conditions, including the approval of Altera's stockholders. For further information, see “Note 27: Subsequent Event” in Part II, Item 8.
We publish our Business Outlook in our quarterly earnings release. Our Business Outlook and any updates thereto are publicly available on our Investor Relations website www.intc.com. We expect that our corporate representatives will, from time to time, meet publicly or privately with investors and others, and may reiterate the forward-looking statements contained in the Business Outlook.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations
Certain consolidated statements of income data as a percentage of net revenue for each period were as follows:

	2014		2013		2012
(Dollars in Millions, Except Per Share Amounts)	Dollars	% of Net Revenue	Dollars	% of Net Revenue	Dollars	% of Net Revenue
Net revenue	$55,870	100.0%	$52,708	100.0%	$53,341	100.0%
Cost of sales	20,261	36.3%	21,187	40.2%	20,190	37.9%
Gross margin	35,609	63.7%	31,521	59.8%	33,151	62.1%
Research and development	11,537	20.6%	10,611	20.1%	10,148	19.0%
Marketing, general and administrative	8,136	14.6%	8,088	15.3%	8,057	15.1%
Restructuring and asset impairment charges	295	0.5%	240	0.5%	—	—%
Amortization of acquisition-related intangibles	294	0.5%	291	0.6%	308	0.6%
Operating income	15,347	27.5%	12,291	23.3%	14,638	27.4%
Gains (losses) on equity investments, net	411	0.7%	471	0.9%	141	0.3%
Interest and other, net	43	0.1%	(151)	(0.3)%	94	0.2%
Income before taxes	15,801	28.3%	12,611	23.9%	14,873	27.9%
Provision for taxes	4,097	7.4%	2,991	5.6%	3,868	7.3%
Net income	$11,704	20.9%	$9,620	18.3%	$11,005	20.6%
Diluted earnings per share of common stock	$2.31		$1.89		$2.13
Our net revenue for 2014 increased by $3.2 billion, or 6%, compared to 2013. Platform unit sales increased by 19%, primarily driven by the ramp of our tablet platform and strength in the traditional PC business. To a lesser extent, higher Non-Volatile Memory Solutions Group revenue also contributed to the increase. These increases were partially offset by lower platform average selling prices which were down 10% primarily on mix shift on significantly higher tablet platform unit sales and cash consideration associated with integrating our tablet platform. To a lesser extent, lower CCG phone component unit sales partially offset the increase in revenue.
Our overall gross margin dollars for 2014 increased by $4.1 billion, or 13%, compared to 2013. This increase was due primarily to approximately $2.4 billion of lower platform unit costs. To a lesser extent, higher platform revenue and approximately $860 million of lower factory start-up costs, primarily driven by our next-generation 14nm process technology, also contributed to the increase.
Our overall gross margin percentage increased to 63.7% in 2014 from 59.8% in 2013. The increase in gross margin percentage was primarily due to the gross margin increase in CCG and DCG. We derived most of our overall gross margin dollars for 2014 and 2013 from the sale of platforms in the CCG and DCG operating segments.
Our net revenue for 2013 decreased by $633 million, or 1%, compared to 2012. Platform unit sales and platform average selling prices were flat. The decrease was primarily related to lower CCG phone component revenue and lower netbook platform unit sales. These decreases in revenue were partially offset by higher Non-Volatile Memory Solutions Group revenue.
Our overall gross margin dollars for 2013 decreased by $1.6 billion, or 5%, compared to 2012. The decrease was due in large part to $1.8 billion of higher factory start-up costs, primarily for our next-generation 14nm process technology. To a lesser extent, lower CCG phone components revenue and lower netbook platform revenue contributed to the decrease. These decreases were partially offset by approximately $390 million of lower platform unit costs and $220 million of lower excess capacity charges.
Our overall gross margin percentage decreased to 59.8% in 2013 from 62.1% in 2012. The decrease in the gross margin percentage was primarily due to the gross margin percentage decrease in CCG. We derived most of our overall gross margin dollars in 2013 and 2012 from the sale of platforms in the CCG and DCG operating segments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Client Computing Group
The revenue and operating income for the CCG operating segment for each period were as follows:

(In Millions)	2014	2013	2012
Net revenue	$34,872	$34,645	$36,479
Operating income	$10,323	$8,708	$11,433
Net revenue for the CCG operating segment increased by $227 million in 2014 compared to 2013. CCG platform unit sales were up 20% and CCG platform average selling prices were down 15%. The increase in revenue was primarily driven by higher notebook platform unit sales of 11%. To a lesser extent, higher desktop platform unit sales of 3% and higher tablet platform unit sales also contributed to the increase. This increase was partially offset by lower CCG platform average selling prices as a result of a mix shift on significantly higher tablet and phone platform unit sales. Additionally, lower notebook platform average selling prices of 7% and higher cash consideration to our customers associated with integrating our tablet and phone platforms also contributed to the decrease in CCG platform average selling prices. Higher desktop platform average selling prices of 2% partially offset the decrease in CCG platform average selling prices. To a lesser extent, lower phone component unit sales also partially offset the increase in revenue.
Operating income increased by $1.6 billion, or 19%, in 2014 compared to 2013, driven by $1.5 billion of higher gross margin and $80 million of lower operating expenses. The increase in gross margin was driven by approximately $2.0 billion of lower CCG platform unit costs, approximately $915 million of lower factory start-up costs primarily driven by our next-generation 14nm process technology. These increases were partially offset by lower CCG platform revenue on higher cash consideration to our customers associated with integrating our tablet and phone platforms and higher cost of sales associated with higher tablet platform unit sales as well as lower phone component revenue.
Net revenue for the CCG operating segment decreased by $1.8 billion, or 5%, in 2013 compared to 2012. CCG platform average selling prices were down 4% and CCG platform unit sales were flat. The decrease in revenue was driven by lower CCG platform average selling prices as a result of a mix shift on higher tablet platform unit sales and lower notebook platform average selling prices of 4%. Higher desktop platform average selling prices of 6% partially offset the decrease in CCG platform average selling prices. To a lesser extent, lower notebook and desktop platform unit sales also contributed to the decrease, which were down 4% and 2%, respectively, based on softness in the traditional PC business during the first nine months of the year. Additionally, lower phone component unit sales and average selling prices also contributed to the decrease.
Operating income decreased by $2.7 billion, or 24%, in 2013 compared to 2012, driven by $2.2 billion of lower gross margin and $494 million of higher operating expenses. The decrease in gross margin was driven by $1.5 billion of higher factory start-up costs, primarily on our next-generation 14nm process technology, and lower CCG platform revenue. To a lesser extent, higher operating expenses on R&D investments in our phone and tablet platforms also contributed to the decrease. These decreases were partially offset by approximately $650 million of lower CCG platform unit costs and $260 million of lower excess capacity charges.
Data Center Group
The revenue and operating income for the DCG operating segment for each period were as follows:

(In Millions)	2014	2013	2012
Net revenue	$14,387	$12,163	$11,219
Operating income	$7,390	$5,456	$5,029
Net revenue for the DCG operating segment increased by $2.2 billion, or 18%, in 2014 compared to 2013. DCG platform average selling prices and unit sales were up 10% and 8%, respectively. Our server platform revenue continued to benefit from growth in the Internet cloud computing and high-performance computing market segments with continued strengthening of the enterprise market segment.
Operating income increased by $1.9 billion, or 35%, in 2014 compared to 2013 with $2.4 billion of higher gross margin partially offset by $464 million of higher operating expenses. Gross margin was positively impacted by higher DCG platform revenue. Lower DCG platform unit costs of approximately $220 million also contributed to the increase.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Net revenue for the DCG operating segment increased by $944 million, or 8%, in 2013 compared to 2012. DCG platform average selling prices and unit sales were up 6% and 3%, respectively. Our platform unit sales continued to benefit from growth in the Internet cloud computing and high performance computing market segments.
Operating income increased $427 million, or 8%, in 2013 compared to 2012, with $332 million of higher gross margin and lower operating expenses. Gross margin was positively impacted by higher DCG platform revenue, partially offset by $275 million of higher factory start-up costs for our next-generation 14nm process technology, and approximately $205 million of higher DCG platform unit costs.
Internet of Things Group
The revenue and operating income for the IOTG operating segment for each period were as follows:

(In Millions)	2014	2013	2012
Net revenue	$2,142	$1,801	$1,600
Operating income	$583	$532	$266
Net revenue for the IOTG operating segment increased by $341 million, or 19%, in 2014 compared to 2013. The increase was primarily due to higher IOTG platform unit sales based on strength in the retail and industrial market segments.
Operating income for the IOTG operating segment increased by $51 million, or 10%, in 2014 compared to 2013. The increase was primarily due to higher IOTG platform revenue partially offset by higher IOTG platform operating expenses.
Net revenue for the IOTG operating segment increased by $201 million, or 13%, in 2013 compared to 2012. The increase in revenue was primarily driven by higher IOTG platform average selling prices based on strength in the retail segment.
Operating income increased by $266 million, or 100%, in 2013 compared to 2012. The increase in gross margin was driven by higher IOTG platform revenue.
Software and Services Operating Segments
The revenue and operating income (loss) for the SSG operating segments, including McAfee and the Software and Services Group, for each period were as follows:

(In Millions)	2014	2013	2012
Net revenue	$2,216	$2,188	$2,072
Operating income (loss)	$81	$57	$27
Net revenue for the SSG operating segments increased by $28 million in 2014 compared to 2013.
The operating results for the SSG operating segments increased by $24 million in 2014 compared to 2013.
Net revenue for the SSG operating segments increased by $116 million in 2013 compared to 2012. The increase was primarily driven by higher McAfee revenue.
The operating results for the SSG operating segments increased by $30 million in 2013 compared to 2012. The increase was primarily driven by higher McAfee revenue, partially offset by higher McAfee operating expenses.

Intel, Intel Core, Intel Atom, Intel RealSense, Xeon, Intel Xeon Phi, Quark, and Ultrabook are trademarks of Intel Corporation in the U.S. and/or other countries.

* Other names and brands may be claimed as the property of others.
** Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Note: The information contained in this Item has been revised solely to reflect Intel's change in our organizational structure as we combined our PC Client Group and Mobile and Communications Group to create the Client Computing Group that is effective starting in fiscal year 2015.
The resulting changes are discussed further in the Notes to the Financial Statements as follows:

•
Note 10: Goodwill: Reclassifications were made to goodwill balances from our prior reporting units to our new reporting units. All periods presented have been adjusted for our new organizational structure. No goodwill impairment results from this new operating segment structure.

•
Note 26: Operating Segments and Geographic Information: Revenue and operating income (loss) prior-period amounts have been adjusted retrospectively to reflect the way we internally manage and monitor segment performance starting in fiscal year 2015 and includes other minor reorganizations.

•
Note 27: Subsequent Event: During the second quarter of 2015, we entered into a definitive agreement to acquire Altera Corporation, which is subject to certain regulatory approvals and customary closing conditions, including the approval of Altera's stockholders.

For significant developments since the filing of the 2014 Form 10-K, refer to Intel's reports filed with the Securities and Exchange Commission since February 13, 2015, the filing date of the 2014 10-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Intel Corporation
We have audited the accompanying consolidated balance sheets of Intel Corporation as of December 27, 2014 and December 28, 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 27, 2014. Our audits also included the financial statement schedule listed in the Index at Part IV, Item 15. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intel Corporation at December 27, 2014 and December 28, 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 27, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Intel Corporation's internal control over financial reporting as of December 27, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 13, 2015 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP

San Jose, California
February 13, 2015, except for Notes 10, 26, and 27, as to which the date is June 5, 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Intel Corporation
We have audited Intel Corporation’s internal control over financial reporting as of December 27, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Intel Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Intel Corporation maintained, in all material respects, effective internal control over financial reporting as of December 27, 2014, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2014 consolidated financial statements of Intel Corporation and our report dated February 13, 2015, except for Notes 10, 26, and 27, as to which the date is June 5, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California
February 13, 2015

INTEL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

Three Years Ended December 27, 2014 (In Millions, Except Per Share Amounts)	2014	2013	2012
Net revenue	$55,870	$52,708	$53,341
Cost of sales	20,261	21,187	20,190
Gross margin	35,609	31,521	33,151
Research and development	11,537	10,611	10,148
Marketing, general and administrative	8,136	8,088	8,057
Restructuring and asset impairment charges	295	240	—
Amortization of acquisition-related intangibles	294	291	308
Operating expenses	20,262	19,230	18,513
Operating income	15,347	12,291	14,638
Gains (losses) on equity investments, net	411	471	141
Interest and other, net	43	(151)	94
Income before taxes	15,801	12,611	14,873
Provision for taxes	4,097	2,991	3,868
Net income	$11,704	$9,620	$11,005
Basic earnings per share of common stock	$2.39	$1.94	$2.20
Diluted earnings per share of common stock	$2.31	$1.89	$2.13
Weighted average shares of common stock outstanding:
Basic	4,901	4,970	4,996
Diluted	5,056	5,097	5,160
See accompanying notes.

INTEL CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Three Years Ended December 27, 2014 (In Millions)	2014	2013	2012
Net income	$11,704	$9,620	$11,005
Other comprehensive income, net of tax:
Change in net unrealized holding gains (losses) on available-for-sale investments	577	1,181	470
Change in deferred tax asset valuation allowance	(41)	(26)	(11)
Change in net unrealized holding gains (losses) on derivatives	(427)	(89)	85
Change in net prior service costs (credits)	(33)	18	—
Change in actuarial valuation	(402)	520	(172)
Change in net foreign currency translation adjustment	(251)	38	10
Other comprehensive income (loss)	(577)	1,642	382
Total comprehensive income	$11,127	$11,262	$11,387
See accompanying notes.

INTEL CORPORATION
CONSOLIDATED BALANCE SHEETS

December 27, 2014, and December 28, 2013 (In Millions, Except Par Value)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$2,561	$5,674
Short-term investments	2,430	5,972
Trading assets	9,063	8,441
Accounts receivable, net of allowance for doubtful accounts of $38 ($38 in 2013)	4,427	3,582
Inventories	4,273	4,172
Deferred tax assets	1,958	2,594
Other current assets	3,018	1,649
Total current assets	27,730	32,084

Property, plant and equipment, net	33,238	31,428
Marketable equity securities	7,097	6,221
Other long-term investments	2,023	1,473
Goodwill	10,861	10,513
Identified intangible assets, net	4,446	5,150
Other long-term assets	6,561	5,489
Total assets	$91,956	$92,358

Liabilities, temporary equity, and stockholders’ equity
Current liabilities:
Short-term debt	$1,604	$281
Accounts payable	2,748	2,969
Accrued compensation and benefits	3,475	3,123
Accrued advertising	1,092	1,021
Deferred income	2,205	2,096
Other accrued liabilities	4,895	4,078
Total current liabilities	16,019	13,568

Long-term debt	12,107	13,165
Long-term deferred tax liabilities	3,775	4,397
Other long-term liabilities	3,278	2,972
Commitments and contingencies (Notes 17 and 25)
Temporary equity	912	—
Stockholders’ equity:
Preferred stock, $0.001 par value, 50 shares authorized; none issued	—	—
Common stock, $0.001 par value, 10,000 shares authorized; 4,752 shares issued and 4,748 shares outstanding (4,967 issued and outstanding in 2013) and capital in excess of par value	21,781	21,536
Accumulated other comprehensive income (loss)	666	1,243
Retained earnings	33,418	35,477
Total stockholders’ equity	55,865	58,256
Total liabilities, temporary equity, and stockholders’ equity	$91,956	$92,358
See accompanying notes.

INTEL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Years Ended December 27, 2014 (In Millions)	2014	2013	2012
Cash and cash equivalents, beginning of year	$5,674	$8,478	$5,065
Cash flows provided by (used for) operating activities:
Net income	11,704	9,620	11,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,380	6,790	6,357
Share-based compensation	1,148	1,118	1,102
Restructuring and asset impairment charges	295	240	—
Excess tax benefit from share-based payment arrangements	(122)	(49)	(142)
Amortization of intangibles	1,169	1,242	1,165
(Gains) losses on equity investments, net	(354)	(425)	(141)
Deferred taxes	(703)	(900)	(242)
Changes in assets and liabilities:
Accounts receivable	(861)	271	(176)
Inventories	(98)	563	(626)
Accounts payable	(249)	267	67
Accrued compensation and benefits	4	155	192
Income taxes payable and receivable	(286)	1,019	229
Other assets and liabilities	1,391	865	94
Total adjustments	8,714	11,156	7,879
Net cash provided by operating activities	20,418	20,776	18,884
Cash flows provided by (used for) investing activities:
Additions to property, plant and equipment	(10,105)	(10,711)	(11,027)
Acquisitions, net of cash acquired	(934)	(925)	(638)
Purchases of available-for-sale investments	(7,007)	(12,493)	(8,694)
Sales of available-for-sale investments	1,227	934	2,282
Maturities of available-for-sale investments	8,944	8,336	5,369
Purchases of trading assets	(14,397)	(16,718)	(16,892)
Maturities and sales of trading assets	13,165	13,677	15,786
Origination of loans receivable	—	(200)	(216)
Investments in non-marketable equity investments	(1,377)	(440)	(475)
Proceeds from the sale of IM Flash Singapore, LLP assets and certain IM Flash Technologies, LLC assets	—	—	605
Purchases of licensed technology and patents	(92)	(36)	(815)
Other investing	671	503	655
Net cash used for investing activities	(9,905)	(18,073)	(14,060)
Cash flows provided by (used for) financing activities:
Increase (decrease) in short-term debt, net	235	(31)	65
Proceeds from government grants	104	129	63
Excess tax benefit from share-based payment arrangements	122	49	142
Issuance of long-term debt, net of issuance costs	—	—	6,124
Proceeds from sales of common stock through employee equity incentive plans	1,660	1,588	2,111
Repurchase of common stock	(10,792)	(2,147)	(4,765)
Restricted stock unit withholdings	(332)	(293)	(345)
Payment of dividends to stockholders	(4,409)	(4,479)	(4,350)
Collateral associated with repurchase of common stock	(325)	—	—
Increase in liability due to collateral associated with repurchase of common stock	325	—	—
Other financing	(199)	(314)	(453)
Net cash used for financing activities	(13,611)	(5,498)	(1,408)
Effect of exchange rate fluctuations on cash and cash equivalents	(15)	(9)	(3)
Net increase (decrease) in cash and cash equivalents	(3,113)	(2,804)	3,413
Cash and cash equivalents, end of year	$2,561	$5,674	$8,478
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest, net of capitalized interest	$167	$204	$71
Income taxes, net of refunds	$4,639	$2,874	$3,930
See accompanying notes.

INTEL CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock and Capital in Excess of Par Value		Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Three Years Ended December 27, 2014 (In Millions, Except Per Share Amounts)	Number of Shares	Amount
Balance as of December 31, 2011	5,000	$17,036	$(781)	$29,656	$45,911
Components of comprehensive income, net of tax:
Net income	—	—	—	11,005	11,005
Other comprehensive income (loss)	—	—	382	—	382
Total comprehensive income					11,387
Proceeds from sales of common stock through employee equity incentive plans, net excess tax benefit, and other	148	2,257	—	—	2,257
Share-based compensation	—	1,108	—	—	1,108
Repurchase of common stock	(191)	(592)	—	(4,173)	(4,765)
Restricted stock unit withholdings	(13)	(345)	—	—	(345)
Cash dividends declared ($0.87 per share of common stock)	—	—	—	(4,350)	(4,350)
Balance as of December 29, 2012	4,944	19,464	(399)	32,138	51,203
Components of comprehensive income, net of tax:
Net income	—	—	—	9,620	9,620
Other comprehensive income (loss)	—	—	1,642	—	1,642
Total comprehensive income					11,262
Proceeds from sales of common stock through employee equity incentive plans, net tax deficiency, and other	130	1,593	—	—	1,593
Share-based compensation	—	1,117	—	—	1,117
Repurchase of common stock	(94)	(345)	—	(1,802)	(2,147)
Restricted stock unit withholdings	(13)	(293)	—	—	(293)
Cash dividends declared ($0.90 per share of common stock)	—	—	—	(4,479)	(4,479)
Balance as of December 28, 2013	4,967	21,536	1,243	35,477	58,256
Components of comprehensive income, net of tax:
Net income	—	—	—	11,704	11,704
Other comprehensive income (loss)	—	—	(577)	—	(577)
Total comprehensive income					11,127
Proceeds from sales of common stock through employee equity incentive plans, net excess tax benefit, and other	125	1,787	—	—	1,787
Share-based compensation	—	1,140	—	—	1,140
Temporary equity reclassification	—	(912)	—	—	(912)
Repurchase of common stock	(332)	(1,438)	—	(9,354)	(10,792)
Restricted stock unit withholdings	(12)	(332)	—	—	(332)
Cash dividends declared ($0.90 per share of common stock)	—	—	—	(4,409)	(4,409)
Balance as of December 27, 2014	4,748	$21,781	$666	$33,418	$55,865
See accompanying notes.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Basis of Presentation
We have a 52- or 53-week fiscal year that ends on the last Saturday in December. Fiscal years 2014, 2013, and 2012 were all 52-week years. The next 53-week year will end on December 31, 2016. Our consolidated financial statements include the accounts of Intel Corporation and our subsidiaries. We have eliminated intercompany accounts and transactions. We use the equity method to account for equity investments in instances in which we own common stock or similar interests and have the ability to exercise significant influence, but not control, over the investee. We have reclassified certain prior period amounts to conform to current period presentation.
Note 2: Accounting Policies
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and judgments that affect the amounts reported in our consolidated financial statements and the accompanying notes. The accounting estimates that require our most significant, difficult, and subjective judgments include:

•	the valuation of non-marketable equity investments and the determination of other-than-temporary impairments;

•	the assessment of recoverability of long-lived assets (property, plant and equipment; goodwill; and identified intangibles);

•	the recognition and measurement of current and deferred income taxes (including the measurement of uncertain tax positions);

•	the valuation of inventory; and

•	the recognition and measurement of loss contingencies.
The actual results that we experience may differ materially from our estimates.
Fair Value
Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, we consider the principal or most advantageous market in which we would transact, and we consider assumptions that market participants would use when pricing the asset or liability. Our financial assets are measured and recorded at fair value, except for cost method investments, cost method loans receivable, equity method investments, grants receivable, and reverse repurchase agreements with original maturities greater than approximately three months. Substantially all of our liabilities are not measured and recorded at fair value.
Fair Value Hierarchy
The three levels of inputs that may be used to measure fair value are as follows:
Level 1. Quoted prices in active markets for identical assets or liabilities.
Level 2. Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in less active markets, or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include non-binding market consensus prices that can be corroborated with observable market data, as well as quoted prices that were adjusted for security-specific restrictions.
Level 3. Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities. Level 3 inputs also include non-binding market consensus prices or non-binding broker quotes that we were unable to corroborate with observable market data.
For further discussion of fair value, see "Note 4: Fair Value" and "Note 16: Retirement Benefit Plans."

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash Equivalents
We consider all highly liquid debt investments with original maturities from the date of purchase of approximately three months or less as cash equivalents. Cash equivalents can include investments such as corporate debt, financial institution instruments, government debt, and reverse repurchase agreements classified as cash equivalents. See "Note 4: Fair Value" for the instruments held as cash equivalents.
Trading Assets
Marketable debt instruments are generally designated as trading assets when a market risk is economically hedged at inception with a related derivative instrument, or when the marketable debt instrument itself is used to economically hedge foreign exchange rate risk from remeasurement. Investments designated as trading assets are reported at fair value. The gains or losses of these investments arising from changes in fair value due to interest rate and currency market fluctuations and credit market volatility, largely offset by losses or gains on the related derivative instruments and balance sheet remeasurement, are recorded in interest and other, net. We also designate certain floating-rate securitized financial instruments, primarily asset-backed securities, as trading assets.
Available-for-Sale Investments
We consider all liquid available-for-sale debt instruments with original maturities from the date of purchase of approximately three months or less to be cash and cash equivalents. Available-for-sale debt instruments with original maturities at the date of purchase greater than approximately three months and remaining maturities of less than one year are classified as short-term investments. Available-for-sale debt instruments with remaining maturities beyond one year are classified as other long-term investments.
Investments that we designate as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax, recorded in accumulated other comprehensive income (loss), except as noted in the "Other-Than-Temporary Impairment" section that follows. We determine the cost of the investment sold based on an average cost basis at the individual security level. Our available-for-sale investments include:

•
Marketable debt instruments when the interest rate and foreign currency risks are not hedged at the inception of the investment or when our criteria for designation as trading assets are not met. We generally hold these debt instruments to generate a return commensurate with the U.S.-dollar three-month LIBOR. We record the interest income and realized gains and losses on the sale of these instruments in interest and other, net.

•
Marketable equity securities when there is no plan to sell or hedge the investment at the time of original classification. We acquire these equity investments to promote business and strategic objectives. To the extent that these investments continue to have strategic value, we typically do not attempt to reduce or eliminate the equity market risks through hedging activities. We record the realized gains or losses on the sale or exchange of marketable equity securities in gains (losses) on equity investments, net.

Non-Marketable and Other Equity Investments
Our non-marketable equity and other equity investments are included in other long-term assets. We account for non-marketable equity and other equity investments for which we do not have control over the investee as:

•
Equity method investments when we have the ability to exercise significant influence, but not control, over the investee. Equity method investments include marketable and non-marketable investments. Our proportionate share of the income or loss is recognized on a one-quarter lag and is recorded in gains (losses) on equity investments, net.

•	Non-marketable cost method investments when the equity method does not apply.
We record the realized gains or losses on the sale of equity method and non-marketable cost method investments in gains (losses) on equity investments, net.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other-Than-Temporary Impairment
Our available-for-sale investments and non-marketable and other equity investments are subject to a periodic impairment review. Investments are considered impaired when the fair value is below the investment’s adjusted cost basis. Impairments affect earnings as follows:

•
Marketable debt instruments when the fair value is below amortized cost and we intend to sell the instrument, or when it is more likely than not that we will be required to sell the instrument before recovery of its amortized cost basis, or when we do not expect to recover the entire amortized cost basis of the instrument (that is, a credit loss exists). When we do not expect to recover the entire amortized cost basis of the instrument, we separate other-than-temporary impairments into amounts representing credit losses, which are recognized in interest and other, net, and amounts related to all other factors, which are recognized in other comprehensive income (loss).

•
Marketable equity securities based on the specific facts and circumstances present at the time of assessment, which include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. We also consider specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. We record other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments, net.

•	Non-marketable equity investments based on our assessment of the severity and duration of the impairment, and qualitative and quantitative analysis, including:

•	the investee’s revenue and earnings trends relative to pre-defined milestones and overall business prospects;

•	the technological feasibility of the investee’s products and technologies;

•	the general market conditions in the investee’s industry or geographic area, including adverse regulatory or economic changes;

•	the management and governance structure of the investee;

•	factors related to the investee’s ability to remain in business, such as the investee’s liquidity and debt ratios, and the rate at which the investee is using its cash; and

•	the investee’s receipt of additional funding at a lower valuation.
We record other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments, net.
Derivative Financial Instruments
Our primary objective for holding derivative financial instruments is to manage currency exchange rate risk and interest rate risk, and, to a lesser extent, equity market risk, commodity price risk, and credit risk. When possible, we enter into master netting arrangements with counterparties to mitigate credit risk in derivative transactions. A master netting arrangement may allow counterparties to net settle amounts owed to each other as a result of multiple, separate derivative transactions. Generally, our master netting agreements allow for net settlement in case of certain triggering events such as bankruptcy or default of one of the counterparties to the transaction. We may also elect to exchange cash collateral with certain of our counterparties on a regular basis. For presentation on our consolidated balance sheets, we do not offset fair value amounts recognized for derivative instruments under master netting arrangements. Our derivative financial instruments are recorded at fair value and are included in other current assets, other long-term assets, other accrued liabilities, or other long-term liabilities.
Our accounting policies for derivative financial instruments are based on whether they meet the criteria for designation as a cash flow hedge. A designated hedge with exposure to variability in the functional currency equivalent of the future foreign currency cash flows of a forecasted transaction is one example of a cash flow hedge. The criteria for designating a derivative as a cash flow hedge include the assessment of the instrument’s effectiveness in risk reduction, matching of the derivative instrument to its underlying transaction, and the assessment of the probability that the underlying transaction will occur. For derivatives with cash flow hedge accounting designation, we report the after-tax gain or loss from the effective portion of the hedge as a component of accumulated other comprehensive income (loss) and reclassify it into earnings in the same period or periods in which the hedged transaction affects earnings, and in the same line item on the consolidated statements of income as the impact of the hedged transaction. Derivatives that we designate as cash flow hedges are classified in the consolidated statements of cash flows in the same section as the underlying item, primarily within cash flows from operating activities.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We recognize gains and losses from changes in fair value of derivatives that are not designated as hedges for accounting purposes in the line item on the consolidated statements of income most closely associated with the related exposures, primarily in interest and other, net and gains (losses) on equity investments, net. As part of our strategic investment program, we also acquire equity derivative instruments, such as equity conversion rights associated with debt instruments, that we do not designate as hedging instruments. We recognize the gains or losses from changes in fair value of these equity derivative instruments in gains (losses) on equity investments, net. Realized gains and losses from derivatives not designated as hedges are classified in the consolidated statements of cash flows within cash flows from operating activities or investing activities, depending on the activity the exposure is most closely associated with.
Measurement of Effectiveness

•
Effectiveness for forwards is generally measured by comparing the cumulative change in the fair value of the hedge contract with the cumulative change in the fair value of the forecasted cash flows of the hedged item. For currency forward contracts used in cash flow hedging strategies related to capital purchases, forward points are excluded, and effectiveness is measured using spot rates to value both the hedge contract and the hedged item. For currency forward contracts used in cash flow hedging strategies related to operating expenditures, forward points are included, and effectiveness is measured using forward rates to value both the hedge contract and the hedged item.

•
Effectiveness for options is generally measured by comparing the cumulative change in the intrinsic value of the hedge contract with the cumulative change in the intrinsic value of an option instrument representing the hedged risks in the hedged item. Time value is excluded and effectiveness is measured using spot rates to value both the hedge contract and the hedged item.

•
Effectiveness for interest rate swaps and commodity swaps is generally measured by comparing the cumulative change in fair value of the swap with the cumulative change in the fair value of the hedged item.

If a cash flow hedge is discontinued because it is probable that the original hedged transaction will not occur as previously anticipated, the cumulative unrealized gain or loss on the related derivative is reclassified from accumulated other comprehensive income (loss) into earnings. Subsequent gains or losses on the related derivative instrument are recognized in interest and other, net in each period until the instrument matures, is terminated, is re-designated as a qualified cash flow hedge, or is sold. Ineffective portions of cash flow hedges, as well as amounts excluded from the assessment of effectiveness, are recognized in earnings in interest and other, net. For further discussion of our derivative instruments and risk management programs, see "Note 6: Derivative Financial Instruments."
Securities Lending
We may enter into securities lending agreements with financial institutions, generally to facilitate hedging and certain investment and financing transactions. Selected securities may be loaned, secured by collateral in the form of cash or securities. The loaned securities continue to be carried as investment assets on our consolidated balance sheets. For lending agreements collateralized by cash and cash equivalents, collateral is recorded as an asset with a corresponding liability. For lending agreements collateralized by other securities, we do not record the collateral as an asset or a liability, unless the collateral is repledged.
Loans Receivable
We make loans to third parties that are classified within other current assets or other long-term assets. We may elect the fair value option for loans when the interest rate or foreign currency exchange rate risk is economically hedged at inception with a related derivative instrument. We record the gains or losses on these loans arising from changes in fair value due to interest rate, currency, and counterparty credit changes, largely offset by losses or gains on the related derivative instruments, in interest and other, net. Loans that are denominated in U.S. dollars and have a floating-rate coupon are carried at amortized cost. We measure interest income for all loans receivable using the interest method, which is based on the effective yield of the loans rather than the stated coupon rate. For further discussion of our loans receivable, see "Note 4: Fair Value."

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Inventories
We compute inventory cost on a first-in, first-out basis. Costs incurred to manufacture our products are included in the valuation of inventory beginning in the quarter in which a product meets the technical criteria to qualify for sale to customers. Prior to qualification for sale, costs that do not meet the criteria for research and development (R&D) are included in cost of sales in the period incurred. Inventories at the end of each period were as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013
Raw materials	$462	$458
Work in process	2,375	1,998
Finished goods	1,436	1,716
Total inventories	$4,273	$4,172
Property, Plant and Equipment
Property, plant and equipment, net at the end of each period were as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013
Land and buildings	$22,989	$21,098
Machinery and equipment	44,441	40,540
Construction in progress	12,279	11,778
Total property, plant and equipment, gross	79,709	73,416
Less: accumulated depreciation	(46,471)	(41,988)
Total property, plant and equipment, net	$33,238	$31,428
We compute depreciation for financial reporting purposes using the straight-line method. Substantially all of our depreciable property, plant and equipment assets are depreciated over the following estimated useful lives: machinery and equipment, 2 to 4 years; buildings, 10 to 25 years.
We capitalize a majority of interest on borrowings related to eligible capital expenditures. Capitalized interest is added to the cost of qualified assets and amortized over the estimated useful lives of the assets. We record capital-related government grants earned as a reduction to property, plant and equipment.
Goodwill
We record goodwill when the purchase price of an acquisition exceeds the fair value of the net tangible and identified intangible assets acquired. We assign the goodwill to our reporting units based on the relative expected fair value provided by the acquisition. We perform an annual impairment assessment in the fourth quarter of each year, or more frequently if indicators of potential impairment exist, which includes evaluating qualitative and quantitative factors to assess the likelihood of an impairment of a reporting unit’s goodwill. We perform impairment tests using a fair value approach when necessary. The reporting unit’s carrying value used in an impairment test represents the assignment of various assets and liabilities, excluding certain corporate assets and liabilities, such as cash, investments, and debt. For further discussion of goodwill, see "Note 10: Goodwill."
Identified Intangible Assets
Licensed technology and patents are generally amortized on a straight-line basis over the periods of benefit. We amortize all acquisition-related intangible assets that are subject to amortization over their estimated useful life based on economic benefit. Acquisition-related in-process R&D assets represent the fair value of incomplete R&D projects that had not reached technological feasibility as of the date of acquisition; initially, these are classified as "other intangible assets" that are not subject to amortization. Assets related to projects that have been completed are transferred from "other intangible assets" to "acquisition-related developed technology;" these are subject to amortization, while assets related to projects that have been abandoned are impaired and expensed to R&D. In the quarter following the period in which identified intangible assets become fully amortized, we remove the fully amortized balances from the gross asset and accumulated amortization amounts.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The estimated useful life ranges for substantially all identified intangible assets that are subject to amortization as of December 27, 2014 were as follows:

(In Years)	Estimated Useful Life
Acquisition-related developed technology	4	–	9
Acquisition-related customer relationships	6	–	9
Acquisition-related trade names	5	–	8
Licensed technology and patents	5	–	17
We perform a quarterly review of finite-lived identified intangible assets to determine whether facts and circumstances indicate that the useful life is shorter than we had originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances exist, we assess recoverability by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets. If an asset’s useful life is shorter than originally estimated, we accelerate the rate of amortization and amortize the remaining carrying value over the new shorter useful life. We perform an annual impairment assessment in the fourth quarter of each year for indefinite-lived intangible assets, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the carrying value of the assets may not be recoverable. If necessary, a quantitative impairment test is performed to compare the fair value of the indefinite-lived intangible asset with its carrying value. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets.
For further discussion of identified intangible assets, see "Note 11: Identified Intangible Assets."
Product Warranty
The vast majority of our products are sold with a limited warranty on product quality and a limited indemnification for customers against intellectual property rights infringement claims related to our products. The accrual and the related expense for known product warranty issues were not significant during the periods presented. Due to product testing, the short time typically between product shipment and the detection and correction of product failures, and the historical rate of payments on indemnification claims, the accrual and related expense for estimated incurred but unidentified issues were not significant during the periods presented.
Revenue Recognition
We recognize net product revenue when the earnings process is complete, as evidenced by an agreement with the customer, delivery has occurred, and acceptance, if applicable, as well as fixed pricing and probable collectibility. We record pricing allowances, including discounts based on contractual arrangements with customers, when we recognize revenue as a reduction to both accounts receivable and net revenue. Because of frequent sales price reductions and rapid technology obsolescence in the industry, we defer product revenue and related costs of sales from component sales made to distributors under agreements allowing price protection or right of return until the distributors sell the merchandise. The right of return granted generally consists of a stock rotation program in which distributors are able to exchange certain products based on the number of qualified purchases made by the distributor. Under the price protection program, we give distributors credits for the difference between the original price paid and the current price that we offer. We include shipping charges billed to customers in net revenue, and include the related shipping costs in cost of sales.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue from license agreements with our McAfee, Inc. (McAfee) business generally includes service and support agreements for which the related revenue is deferred and recognized ratably over the performance period. Revenue derived from online subscription products is deferred and recognized ratably over the performance period. Professional services revenue is recognized as services are performed or, if required, upon customer acceptance. For arrangements with multiple elements, including software licenses, maintenance, and/or services, revenue is allocated across the separately identified deliverables and may be recognized or deferred. When vendor-specific objective evidence does not exist for undelivered elements such as maintenance and support, the entire arrangement fee is recognized ratably over the performance period. Direct costs, such as costs related to revenue-sharing and royalty arrangements associated with license arrangements, as well as component costs associated with product revenue and sales commissions, are deferred and amortized over the same period that the related revenue is recognized.
We record deferred revenue offset by the related cost of sales on our consolidated balance sheets as deferred income.
Advertising
Cooperative advertising programs reimburse customers for marketing activities for certain of our products, subject to defined criteria. We accrue cooperative advertising obligations and record the costs at the same time that the related revenue is recognized. We record cooperative advertising costs as marketing, general and administrative (MG&A) expenses to the extent that an advertising benefit separate from the revenue transaction can be identified and the fair value of that advertising benefit received is determinable. We record any excess in cash paid to customers over the fair value of the advertising benefit we receive as a reduction in revenue. Advertising costs, including direct marketing costs, recorded within MG&A expenses were $1.8 billion in 2014 ($1.9 billion in 2013 and $2.0 billion in 2012).
Employee Equity Incentive Plans
We have employee equity incentive plans, which are described more fully in "Note 18: Employee Equity Incentive Plans." We use the straight-line attribution method to recognize share-based compensation over the service period of the award. Upon exercise, cancellation, forfeiture, or expiration of stock options, or upon vesting or forfeiture of restricted stock units, we eliminate deferred tax assets for options and restricted stock units with multiple vesting dates for each vesting period on a first-in, first-out basis as if each vesting period were a separate award.
Income Taxes
We compute the provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. We measure deferred tax assets and liabilities using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that it is believed more likely than not to be realized.
We recognize tax benefits from uncertain tax positions only if that tax position is more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. We then measure the tax benefits recognized in the financial statements from such positions based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to unrecognized tax benefits within the provision for taxes on the consolidated statements of income. For more information about income taxes, see "Note 23: Income Taxes."

Note 3: Recent Accounting Standards
In May 2014, the Financial Accounting Standards Board issued a new standard to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under U.S. generally accepted accounting principles. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for us beginning in the first quarter of 2017; early adoption is prohibited. The new standard is required to be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial application. We have not yet selected a transition method nor have we determined the impact of the new standard on our consolidated financial statements.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4: Fair Value
Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis
Assets and liabilities measured and recorded at fair value on a recurring basis at the end of each period were as follows:

	December 27, 2014				December 28, 2013
	Fair Value Measured and Recorded at Reporting Date Using			Total	Fair Value Measured and Recorded at Reporting Date Using			Total
(In Millions)	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Assets
Cash equivalents:
Corporate debt	$—	$48	$—	$48	$154	$1,920	$—	$2,074
Financial institution instruments	321	1,119	—	1,440	887	1,190	—	2,077
Government debt	—	—	—	—	—	269	—	269
Reverse repurchase agreements	—	268	—	268	—	400	—	400
Short-term investments:
Corporate debt	363	412	31	806	274	1,374	19	1,667
Financial institution instruments	149	1,050	—	1,199	194	2,895	—	3,089
Government debt	252	173	—	425	183	1,033	—	1,216
Trading assets:
Asset-backed securities	—	766	58	824	—	684	4	688
Corporate debt	2,625	339	—	2,964	2,161	628	—	2,789
Financial institution instruments	1,146	613	—	1,759	1,188	418	—	1,606
Government debt	1,295	2,221	—	3,516	1,625	1,733	—	3,358
Other current assets:
Derivative assets	—	559	2	561	48	309	—	357
Loans receivable	—	505	—	505	—	103	—	103
Marketable equity securities	7,097	—	—	7,097	6,221	—	—	6,221
Other long-term investments:
Asset-backed securities	—	2	4	6	—	—	9	9
Corporate debt	453	728	13	1,194	228	270	27	525
Financial institution instruments	189	319	—	508	90	402	—	492
Government debt	75	240	—	315	259	188	—	447
Other long-term assets:
Derivative assets	—	35	22	57	—	7	29	36
Loans receivable	—	216	—	216	—	702	—	702
Total assets measured and recorded at fair value	13,965	9,613	130	23,708	13,512	14,525	88	28,125
Liabilities
Other accrued liabilities:
Derivative liabilities	—	563	—	563	—	372	—	372
Other long-term liabilities:
Derivative liabilities	—	17	—	17	—	50	—	50
Total liabilities measured and recorded at fair value	$—	$580	$—	$580	$—	$422	$—	$422
Government debt includes instruments such as non-U.S. government securities and U.S. agency securities. Financial institution instruments include instruments issued or managed by financial institutions in various forms, such as commercial paper, fixed and floating rate bonds, money market fund deposits, and time deposits.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the year ended December 27, 2014 we transferred corporate debt, financial institution instruments, and government debt of approximately $177 million from Level 1 to Level 2 of the fair value hierarchy, and approximately $395 million from Level 2 to Level 1. These transfers were primarily based on changes in market activity for the underlying securities. Our policy is to reflect transfers between the fair value hierarchy levels at the beginning of the quarter in which a change in circumstances resulted in the transfer.
Investments in Debt Instruments
Debt instruments reflected in the preceding table include investments such as asset-backed securities, corporate debt, financial institution instruments, government debt, and reverse repurchase agreements classified as cash equivalents. We classify our debt instruments as Level 2 when we use observable market prices for identical securities that are traded in less active markets. When observable market prices for identical securities are not available, we price the debt instruments using our own models, such as a discounted cash flow model, or non-binding market consensus prices based on the proprietary valuation models of pricing providers or brokers. We corroborate non-binding market consensus prices with observable market data using statistical models when observable market data exists, quoted market prices for similar instruments, or pricing models such as a discounted cash flow model. These valuation models incorporate a number of inputs, including non-binding and binding broker quotes; observable market prices for identical or similar instruments; and the internal assumptions of pricing providers or brokers that use observable market inputs and unobservable market inputs that we consider to be not significant. The discounted cash flow model uses observable market inputs, such as LIBOR-based yield curves, currency spot and forward rates, and credit ratings. All significant inputs are derived from or corroborated with observable market data.
The fair values of debt instruments classified as Level 3 are generally derived from discounted cash flow models, performed either by us or our pricing providers, using inputs that we are unable to corroborate with observable market data. We monitor and review the inputs and results of these valuation models to help ensure the fair value measurements are reasonable and consistent with market experience in similar asset classes.
Fair Value Option for Loans Receivable
We elected the fair value option for loans receivable when the interest rate or currency exchange rate risk was hedged at inception with a related derivative instrument. As of December 27, 2014 and December 28, 2013, the fair value of our loans receivable for which we elected the fair value option did not significantly differ from the contractual principal balance based on the contractual currency. Loans receivable are classified within other current assets and other long-term assets. Fair value is determined using a discounted cash flow model, with all significant inputs derived from or corroborated with observable market data. Gains and losses from changes in fair value on the loans receivable and related derivative instruments, as well as interest income, are recorded in interest and other, net. During all periods presented, changes in the fair value of our loans receivable were largely offset by changes in the related derivative instruments, resulting in an insignificant net impact on our consolidated statements of income. Gains and losses attributable to changes in credit risk are determined using observable credit default spreads for the issuer or comparable companies; these gains and losses were insignificant during all periods presented. We did not elect the fair value option for loans receivable when the interest rate or currency exchange rate risk was not hedged at inception with a related derivative instrument. Loans receivable not measured and recorded at fair value are included in the following "Financial Instruments Not Recorded at Fair Value on a Recurring Basis" section.
Assets Measured and Recorded at Fair Value on a Non-Recurring Basis
Our non-marketable equity investments, marketable equity method investments, and non-financial assets, such as intangible assets and property, plant and equipment, are recorded at fair value only if an impairment is recognized.
Some of our non-marketable equity investments have been measured and recorded at fair value due to events or circumstances that significantly impacted the fair value of those investments, resulting in other-than-temporary impairments. We classified these investments as Level 3 because the valuations used unobservable inputs that were significant to the fair value measurements and required management judgment due to the absence of quoted market prices. Impairments recognized on non-marketable equity investments held as of December 27, 2014 were $128 million in 2014 ($106 million in 2013 on non-marketable equity investments held as of December 28, 2013 and $68 million in 2012 on non-marketable equity investments held as of December 29, 2012).

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Financial Instruments Not Recorded at Fair Value on a Recurring Basis
On a quarterly basis, we measure the fair value of our grants receivable, cost method loans receivable, non-marketable cost method investments, reverse repurchase agreements with original maturities greater than approximately three months, and indebtedness carried at amortized cost; however, the assets are recorded at fair value only when an impairment is recognized. The carrying amounts and fair values of financial instruments not recorded at fair value on a recurring basis at the end of each period were as follows:

	December 27, 2014
	Carrying Amount	Fair Value Measured Using			Fair Value
(In Millions)		Level 1	Level 2	Level 3
Grants receivable	$676	$—	$679	$—	$679
Loans receivable	$250	$—	$250	$—	$250
Non-marketable cost method investments	$1,769	$—	$—	$2,599	$2,599
Reverse repurchase agreements	$450	$—	$450	$—	$450
Short-term debt	$1,588	$—	$2,145	$—	$2,145
Long-term debt	$12,107	$11,467	$1,309	$—	$12,776
NVIDIA Corporation cross-license agreement liability	$395	$—	$399	$—	$399

	December 28, 2013
	Carrying Amount	Fair Value Measured Using			Fair Value
(In Millions)		Level 1	Level 2	Level 3
Grants receivable	$416	$—	$481	$—	$481
Loans receivable	$267	$—	$250	$17	$267
Non-marketable cost method investments	$1,270	$—	$—	$2,105	$2,105
Reverse repurchase agreements	$400	$—	$400	$—	$400
Short-term debt	$24	$—	$24	$—	$24
Long-term debt	$13,165	$10,937	$2,601	$—	$13,538
NVIDIA Corporation cross-license agreement liability	$587	$—	$597	$—	$597
The fair value of our grants receivable is determined using a discounted cash flow model, which discounts future cash flows using an appropriate yield curve. As of December 27, 2014 and December 28, 2013, the carrying amount of our grants receivable was classified within other current assets and other long-term assets, as applicable.
The carrying amount and fair value of loans receivable exclude loans measured and recorded at a fair value of $721 million as of December 27, 2014 ($805 million as of December 28, 2013). The fair value of our loans receivable and reverse repurchase agreements, including those held at fair value, is determined using a discounted cash flow model. All significant inputs in the models are derived from or corroborated with observable market data, such as LIBOR-based yield curves, currency spot and forward rates, and credit ratings. The credit quality of these assets remains high, with credit ratings of A+/A1 or better for the substantial majority of our loans receivable and the majority of our reverse repurchase agreements as of December 27, 2014.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 27, 2014, and December 28, 2013, the unrealized loss position of our non-marketable cost method investments was insignificant. Our non-marketable cost method investments are valued using a qualitative and quantitative analysis of events or circumstances that impact the fair value of the investment. Qualitative analysis of our investments involves understanding our investee’s revenue and earnings trends relative to pre-defined milestones and overall business prospects; the technological feasibility of our investee’s products and technologies; the general market conditions in the investee’s industry or geographic area, including adverse regulatory or economic changes; and the management and governance structure of the investee. Quantitative assessments of the fair value of our investments are developed using the market and income approaches. The market approach includes the use of financial metrics and ratios of comparable public companies, such as revenue, earnings, comparable performance multiples, recent financing rounds, the terms of the investees’ issued interests, and the level of marketability of the investments. The selection of comparable companies requires management judgment and is based on a number of factors, including comparable companies’ sizes, growth rates, industries, and development stages. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding investees’ revenue, costs, and discount rates based on the risk profile of comparable companies. Estimates of revenue and costs are developed using available market, historical, and forecast data.
The carrying amount and fair value of short-term debt exclude drafts payable. Our short-term debt recognized at amortized cost includes our 2009 junior subordinated convertible debentures due 2039 (2009 debentures) and our commercial paper outstanding as of December 27, 2014. During the first quarter of 2015, holders may, at their option, surrender the 2009 debentures for conversion. For further information, see "Note 15: Borrowings." Our long-term debt recognized at amortized cost is comprised of our senior notes and our convertible debentures. The fair value of our senior notes is determined using active market prices, and is therefore classified as Level 1. The fair value of our 2009 and 2005 convertible debentures is determined using discounted cash flow models with observable market inputs, and takes into consideration variables such as interest rate changes, comparable instruments, subordination discount, and credit-rating changes, and is therefore classified as Level 2.
The NVIDIA Corporation (NVIDIA) cross-license agreement liability in the preceding table was incurred as a result of entering into a long-term patent cross-license agreement with NVIDIA in January 2011, pursuant to which we agreed to make payments to NVIDIA over six years. As of December 27, 2014 and December 28, 2013, the carrying amount of the liability arising from the agreement was classified within other accrued liabilities and other long-term liabilities, based on the expected timing of the underlying payments ($200 million in each of January 2015 and 2016 treated as cash used for financing activities). The fair value is determined using a discounted cash flow model, which discounts future cash flows using our incremental borrowing rates.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5: Cash and Investments
Cash and investments at the end of each period were as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013
Available-for-sale investments	$13,038	$18,086
Cash	805	854
Equity method investments	1,446	1,038
Loans receivable	971	1,072
Non-marketable cost method investments	1,769	1,270
Reverse repurchase agreements	718	800
Trading assets	9,063	8,441
Total cash and investments	$27,810	$31,561
Available-for-Sale Investments
Available-for-sale investments at the end of each period were as follows:

	December 27, 2014				December 28, 2013
(In Millions)	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Asset-backed securities	$8	$—	$(2)	$6	$11	$—	$(2)	$9
Corporate debt	2,040	13	(5)	2,048	4,254	15	(3)	4,266
Financial institution instruments	3,146	2	(1)	3,147	5,654	5	(1)	5,658
Government debt	741	—	(1)	740	1,932	1	(1)	1,932
Marketable equity securities	3,318	3,779	—	7,097	3,340	2,881	—	6,221
Total available-for-sale investments	$9,253	$3,794	$(9)	$13,038	$15,191	$2,902	$(7)	$18,086
Government debt includes instruments such as non-U.S. government securities and U.S. agency securities. Financial institution instruments include instruments issued or managed by financial institutions in various forms, such as commercial paper, fixed and floating rate bonds, money market fund deposits, and time deposits. Time deposits were primarily issued by institutions outside the U.S. as of December 27, 2014 and December 28, 2013.
During 2014, we sold available-for-sale investments for proceeds of $1.7 billion, of which $509 million related to sales of cash and cash equivalents ($1.3 billion in 2013, of which $339 million related to sales of cash and cash equivalents; and $3.4 billion in 2012, of which $1.1 billion related to sales of cash and cash equivalents). The gross realized gains on sales of available-for-sale investments were $136 million in 2014 ($146 million in 2013 and $166 million in 2012). We determine the cost of an investment sold on an average cost basis at the individual security level. Impairments recognized on available-for-sale investments were $5 million in 2014 ($14 million in 2013 and $36 million in 2012).
During 2012, we purchased ASML Holding N.V. (ASML) equity securities totaling $3.2 billion. This equity interest has been accounted for as an available-for-sale investment and is included as marketable equity securities in the preceding table.
For information on the unrealized holding gains (losses) on available-for-sale investments reclassified out of accumulated other comprehensive income (loss) into the consolidated statements of income, see "Note 24: Other Comprehensive Income (Loss)."

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The amortized cost and fair value of available-for-sale debt investments, by contractual maturity, as of December 27, 2014 were as follows:

(In Millions)	Cost	Fair Value
Due in 1 year or less	$3,490	$3,500
Due in 1–2 years	1,003	1,004
Due in 2–5 years	964	962
Instruments not due at a single maturity date	478	475
Total	$5,935	$5,941
Equity Method Investments
Equity method investments, classified within other long-term assets, at the end of each period were as follows:

	December 27, 2014		December 28, 2013
(Dollars In Millions)	Carrying Value	Ownership Percentage	Carrying Value	Ownership Percentage
IM Flash Technologies, LLC	$713	49%	$646	49%
Cloudera, Inc.	280	17%	—	—%
Intel-GE Care Innovations, LLC	108	50%	117	50%
Other equity method investments	345		275
Total	$1,446		$1,038
IM Flash Technologies, LLC and IM Flash Singapore, LLP
Micron Technology, Inc. (Micron) and Intel formed IM Flash Technologies, LLC (IMFT) in 2006 and IM Flash Singapore, LLP (IMFS) in 2007 to manufacture NAND flash memory products for Micron and Intel. During 2012, we amended the operating agreement for IMFT and entered into agreements with Micron that modified our joint venture relationship, including an agreement to sell our ownership interest in IMFS. We received $605 million in 2012 from the sale of assets of IMFS and certain assets of IMFT to Micron.
The amended operating agreement for IMFT extended the term of IMFT to 2024, unless earlier terminated under certain terms and conditions, and provides that IMFT may manufacture certain emerging memory technologies in addition to NAND flash memory. The amended agreement also provides for certain rights that, beginning in 2015, will enable us to sell to Micron or enable Micron to purchase from us our interest in IMFT. If we exercise this right, Micron would set the closing date of the transaction within two years following such election and could elect to receive financing from us for one to two years. Additionally, our agreements with Micron include a supply agreement for Micron to supply us with NAND flash memory products. These agreements also extend and expand our NAND joint development program with Micron to include emerging memory technologies.
IMFT is a variable interest entity. All costs of the IMFT joint venture will be passed on to Micron and Intel pursuant to our purchase agreements. Intel's portion of IMFT costs, primarily related to product purchases and production-related services, was approximately $400 million in 2014 (approximately $380 million in 2013 and approximately $705 million in 2012). Subsequent to the sale of our ownership interest in IMFS in the second quarter of 2012, we no longer incur costs related to IMFS. The amount due to IMFT for product purchases and services provided was approximately $60 million as of December 27, 2014 (approximately $75 million as of December 28, 2013). IMFT returned $6 million to Intel in 2014, which is reflected as a return of equity method investment within investing activities on the consolidated statements of cash flows ($45 million in 2013 and $137 million in 2012).
IMFT depends on Micron and Intel for any additional cash needs. Our known maximum exposure to loss approximated the carrying value of our investment balance in IMFT, which was $713 million as of December 27, 2014. Except for the amount due to IMFT for product purchases and services, we did not have any additional liabilities recognized on our consolidated balance sheets in connection with our interests in this joint venture as of December 27, 2014. Our potential future losses could be higher than the carrying amount of our investment, as Intel and Micron are liable for other future operating costs or obligations of IMFT. Future cash calls could also increase our investment balance and the related exposure to loss. In addition, because we are currently committed to purchasing 49% of IMFT’s production output and production-related services, we may be required to purchase products at a cost in excess of realizable value.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We have determined that we do not have the characteristics of a consolidating investor in the variable interest entity and, therefore, we account for our interest in IMFT (and accounted for our prior interest in IMFS) using the equity method of accounting.
Cloudera, Inc.
During 2014, we invested in Cloudera, Inc. (Cloudera). Our fully-diluted ownership interest in Cloudera is 17% as of December 27, 2014. Our investment is accounted for under the equity and cost methods of accounting based on the rights associated with different securities we own, and is classified within other long-term assets. As of December 27, 2014, the carrying value of our equity method investment was $280 million and of our cost method investment was $454 million.
Intel-GE Care Innovations, LLC
During 2011, Intel and General Electric Company (GE) formed Intel-GE Care Innovations, LLC (Care Innovations), an equally owned joint venture in the healthcare industry, that focuses on independent living and delivery of health-related services by means of telecommunications. The company was formed by combining assets of GE Healthcare’s Home Health division and Intel’s Digital Health Group.
Care Innovations is a variable interest entity and depends on Intel and GE for any additional cash needs. Our known maximum exposure to loss approximated the carrying value of our investment balance in Care Innovations, which was $108 million as of December 27, 2014.
Intel and GE equally share the power to direct all of Care Innovations' activities that most significantly impact its economic performance. We have determined that we do not have the characteristics of a consolidating investor in the variable interest entity and, therefore, we account for our interest in Care Innovations using the equity method of accounting.
Clearwire Communications, LLC
During 2013, we sold our interest in Clearwire Communications, LLC (Clearwire LLC), which we originally acquired in 2008, for proceeds of $328 million. These proceeds are included in other investing within investing activities on the consolidated statements of cash flows. We recognized a gain on the sale of our interest in Clearwire LLC of $328 million.

For proceeds received and gains recognized for each investment, see "Note 20: Gains (Losses) on Equity Investments, Net."

Non-marketable cost method investments
The carrying value of our non-marketable cost method investments was $1.8 billion as of December 27, 2014 ($1.3 billion as of December 28, 2013), of which $454 million related to our cost method investment in Cloudera. In 2014, we recognized impairments of $130 million on non-marketable cost method investments, which is included within gains (losses) on equity investments, net on the consolidated statements of income ($103 million in 2013 and $104 million in 2012).
Trading Assets
As of December 27, 2014, and December 28, 2013, all of our trading assets were marketable debt instruments. Net losses related to trading assets still held at the reporting date were $530 million in 2014 (net losses of $70 million in 2013 and net gains of $16 million in 2012). Net gains on the related derivatives were $525 million in 2014 (net gains of $86 million in 2013 and $11 million in 2012).

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6: Derivative Financial Instruments
Our primary objective for holding derivative financial instruments is to manage currency exchange rate risk and interest rate risk, and, to a lesser extent, equity market risk, commodity price risk, and credit risk.
Currency Exchange Rate Risk
We are exposed to currency exchange rate risk, and generally hedge our exposures with currency forward contracts, currency interest rate swaps, or currency options. Substantially all of our revenue is transacted in U.S. dollars. However, a significant amount of our operating expenditures and capital purchases is incurred in or exposed to other currencies, primarily the euro, the Japanese yen, the Chinese yuan, and the Israeli shekel. We have established balance sheet and forecasted transaction currency risk management programs to protect against fluctuations in the fair value and the volatility of the functional currency equivalent of future cash flows caused by changes in exchange rates. Our non-U.S.-dollar-denominated investments in debt instruments and loans receivable are generally hedged with offsetting currency forward contracts or currency interest rate swaps. We may also hedge currency risk arising from funding foreign currency denominated forecasted investments. These programs reduce, but do not eliminate, the impact of currency exchange movements.
Our currency risk management programs include:

•
Currency derivatives with cash flow hedge accounting designation that utilize currency forward contracts and currency options to hedge exposures to the variability in the U.S.-dollar equivalent of anticipated non-U.S.-dollar-denominated cash flows. These instruments generally mature within 12 months. For these derivatives, we report the after-tax gain or loss from the effective portion of the hedge as a component of accumulated other comprehensive income (loss), and we reclassify it into earnings in the same period or periods in which the hedged transaction affects earnings, and in the same line item on the consolidated statements of income as the impact of the hedged transaction.

•
Currency derivatives without hedge accounting designation that utilize currency forward contracts or currency interest rate swaps to economically hedge the functional currency equivalent cash flows of recognized monetary assets and liabilities, non-U.S.-dollar-denominated debt instruments classified as trading assets, and hedges of non-U.S.-dollar-denominated loans receivable recognized at fair value. The majority of these instruments mature within 12 months. Changes in the functional currency equivalent cash flows of the underlying assets and liabilities are approximately offset by the changes in fair value of the related derivatives. We record net gains or losses in the line item on the consolidated statements of income most closely associated with the related exposures, primarily in interest and other, net, except for equity-related gains or losses, which we primarily record in gains (losses) on equity investments, net.

Interest Rate Risk
Our primary objective for holding investments in debt instruments is to preserve principal while maximizing yields. We generally swap the returns on our investments in fixed-rate debt instruments with remaining maturities longer than six months into U.S. dollar three-month LIBOR-based returns, unless management specifically approves otherwise. These swaps are settled at various interest payment times involving cash payments at each interest and principal payment date, with the majority of the contracts having quarterly payments.
Our interest rate risk management programs include:

•
Interest rate derivatives with cash flow hedge accounting designation that utilize interest rate swap agreements to modify the interest characteristics of debt instruments. For these derivatives, we report the after-tax gain or loss from the effective portion of the hedge as a component of accumulated other comprehensive income (loss), and we reclassify it into earnings in the same period or periods in which the hedged transaction affects earnings, and in the same line item on the consolidated statements of income as the impact of the hedged transaction.

•
Interest rate derivatives without hedge accounting designation that utilize interest rate swaps and currency interest rate swaps in economic hedging transactions, including hedges of non-U.S.-dollar-denominated debt instruments classified as trading assets and hedges of non-U.S.-dollar-denominated loans receivable recognized at fair value. Floating interest rates on the swaps generally reset on a quarterly basis. Changes in the fair value of the debt instruments classified as trading assets and loans receivable recognized at fair value are generally offset by changes in fair value of the related derivatives, both of which are recorded in interest and other, net.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Equity Market Risk
Our investments include marketable equity securities and equity derivative instruments. We typically do not attempt to reduce or eliminate our equity market exposure through hedging activities at the inception of our investments. Before we enter into hedge arrangements, we evaluate legal, market, and economic factors, as well as the expected timing of disposal, to determine whether hedging is appropriate. Our equity market risk management program may include equity derivatives with or without hedge accounting designation that utilize warrants, equity options, or other equity derivatives. We recognize changes in the fair value of such derivatives in gains (losses) on equity investments, net.
We also utilize total return swaps to offset changes in liabilities related to the equity market risks of certain deferred compensation arrangements. Gains and losses from changes in the fair value of these total return swaps are generally offset by the losses and gains on the related liabilities, both of which are recorded in either cost of sales or operating expenses. Deferred compensation liabilities were $1.2 billion as of December 27, 2014 ($1.1 billion as of December 28, 2013), and are included in other accrued liabilities.
Commodity Price Risk
We operate facilities that consume commodities and have established forecasted transaction risk management programs to protect against fluctuations in the fair value and the volatility of future cash flows caused by changes in commodity prices, such as those for natural gas. These programs reduce, but do not always eliminate, the impact of commodity price movements.
Our commodity price risk management program includes commodity derivatives with cash flow hedge accounting designation that utilize commodity swap contracts to hedge future cash flow exposures to the variability in commodity prices. These instruments generally mature within 12 months. For these derivatives, we report the after-tax gain (loss) from the effective portion of the hedge as a component of accumulated other comprehensive income (loss) and reclassify it into earnings in the same period or periods in which the hedged transaction affects earnings, and in the same line item on the consolidated statements of income as the impact of the hedged transaction.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Volume of Derivative Activity
Total gross notional amounts for outstanding derivatives recorded at fair value at the end of each period were as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013	Dec 29, 2012
Currency forwards	$15,578	$13,404	$13,117
Currency interest rate swaps	5,446	4,377	2,711
Embedded debt derivatives	3,600	3,600	3,600
Interest rate swaps	1,347	1,377	1,101
Total return swaps	1,056	914	807
Other	49	67	127
Total	$27,076	$23,739	$21,463
The gross notional amounts for currency forwards and currency interest rate swaps, by currency, at the end of each period were as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013	Dec 29, 2012
British pound sterling	$410	$549	$308
Chinese yuan	3,097	1,116	647
Euro	7,486	6,874	5,994
Indian rupee	418	303	309
Israeli shekel	2,489	2,244	2,256
Japanese yen	3,779	4,116	4,389
Malaysian ringgit	902	506	442
Swiss franc	1,289	1,189	657
Other	1,154	884	826
Total	$21,024	$17,781	$15,828
During 2014, we entered into a series of agreements with Tsinghua Unigroup Ltd. (Tsinghua Unigroup), an operating subsidiary of Tsinghua Holdings Co. Ltd., to, among other things, jointly develop Intel architecture- and communications-based solutions for smartphones. Subject to regulatory approvals and other closing conditions, we have also agreed to invest up to RMB 9.0 billion (approximately $1.5 billion as of the date of the agreement) for a minority stake of approximately 20% of the holding company under Tsinghua Unigroup. During the fourth quarter of 2014, we entered into $1.5 billion of forward contracts to hedge our anticipated equity funding of the Tsinghua Unigroup investment. The hedges were designated as cash flow hedges and the related gains and losses attributable to changes in the spot rates will be recognized in accumulated other comprehensive income (loss) until the Tsinghua Unigroup shares are either disposed of or impaired. As the shares are either disposed of or impaired, we will reclassify the gains or losses from accumulated other comprehensive income (loss) to gains (losses) on equity investments, net as an offset to the gain or loss recognized for the share disposal or impairment. Hedge gains and losses attributable to changes in the forward rates will be recognized in interest and other, net.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value of Derivative Instruments in the Consolidated Balance Sheets
The fair value of our derivative instruments at the end of each period were as follows:

	December 27, 2014				December 28, 2013
(In Millions)	Other Current Assets	Other Long-Term Assets	Other Accrued Liabilities	Other Long-Term Liabilities	Other Current Assets	Other Long-Term Assets	Other Accrued Liabilities	Other Long-Term Liabilities
Derivatives designated as hedging instruments:
Currency forwards	$6	$1	$497	$9	$114	$1	$118	$2
Total derivatives designated as hedging instruments	6	1	497	9	114	1	118	2
Derivatives not designated as hedging instruments:
Currency forwards	207	—	44	—	66	—	63	—
Currency interest rate swaps	344	34	7	—	124	6	163	29
Embedded debt derivatives	—	—	4	8	—	—	—	19
Interest rate swaps	3	—	11	—	5	—	28	—
Total return swaps	—	—	—	—	48	—	—	—
Other	1	22	—	—	—	29	—	—
Total derivatives not designated as hedging instruments	555	56	66	8	243	35	254	48
Total derivatives	$561	$57	$563	$17	$357	$36	$372	$50

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amounts Offset in the Consolidated Balance Sheets
The gross amounts of our derivative instruments and reverse repurchase agreements subject to master netting arrangements with various counterparties, and cash and non-cash collateral posted under such agreements at the end of each period were as follows:

	December 27, 2014
				Gross Amounts Not Offset in the Balance Sheet
(In Millions)	Gross Amounts Recognized	Gross Amounts Offset in the Balance Sheet	Net Amounts Presented in the Balance Sheet	Financial Instruments	Cash and Non-Cash Collateral Received or Pledged	Net Amount
Assets:
Derivative assets subject to master netting arrangements	$559	$—	$559	$(365)	$(78)	$116
Reverse repurchase agreements	718	—	718	—	(718)	—
Total assets	1,277	—	1,277	(365)	(796)	116
Liabilities:
Derivative liabilities subject to master netting arrangements	559	—	559	(365)	(80)	114
Total liabilities	$559	$—	$559	$(365)	$(80)	$114

	December 28, 2013
				Gross Amounts Not Offset in the Balance Sheet
(In Millions)	Gross Amounts Recognized	Gross Amounts Offset in the Balance Sheet	Net Amounts Presented in the Balance Sheet	Financial Instruments	Cash and Non-Cash Collateral Received or Pledged	Net Amount
Assets:
Derivative assets subject to master netting arrangements	$325	$—	$325	$(158)	$(3)	$164
Reverse repurchase agreements	800	—	800	—	(800)	—
Total assets	1,125	—	1,125	(158)	(803)	164
Liabilities:
Derivative liabilities subject to master netting arrangements	401	—	401	(158)	(32)	211
Total liabilities	$401	$—	$401	$(158)	$(32)	$211

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivatives in Cash Flow Hedging Relationships
The before-tax gains (losses) attributed to the effective portion of cash flow hedges that were recognized in other comprehensive income (loss) for each period were as follows:

	Gains (Losses) Recognized in OCI on Derivatives (Effective Portion)
(In Millions)	2014	2013	2012
Currency forwards	$(587)	$(167)	$4
Other	(2)	1	9
Total	$(589)	$(166)	$13
Gains and losses on derivative instruments in cash flow hedging relationships related to hedge ineffectiveness and amounts excluded from effectiveness testing were insignificant during all periods presented in the preceding tables. Additionally, for all periods presented, there was an insignificant impact on results of operations from discontinued cash flow hedges, which arises when forecasted transactions are probable of not occurring.
For information on the unrealized holding gains (losses) on derivatives reclassified out of accumulated other comprehensive income into the consolidated statements of income, see "Note 24: Other Comprehensive Income (Loss)."
Derivatives Not Designated as Hedging Instruments
The effects of derivative instruments not designated as hedging instruments on the consolidated statements of income for each period were as follows:

(In Millions)	Location of Gains (Losses) Recognized in Income on Derivatives	2014	2013	2012
Currency forwards	Interest and other, net	$144	$44	$3
Currency interest rate swaps	Interest and other, net	456	29	(71)
Equity options	Gains (losses) on equity investments, net	—	1	(1)
Interest rate swaps	Interest and other, net	(3)	—	31
Total return swaps	Various	68	140	77
Other	Gains (losses) on equity investments, net	(6)	5	(7)
Other	Interest and other, net	—	—	3
Total		$659	$219	$35

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7: Concentrations of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of investments in debt instruments, derivative financial instruments, loans receivable, and trade receivables. When possible, we enter into master netting arrangements with counterparties to mitigate credit risk in derivative transactions. A master netting arrangement may allow counterparties to net settle amounts owed to each other as a result of multiple, separate derivative transactions. For presentation on our consolidated balance sheets, we do not offset fair value amounts recognized for derivative instruments under master netting arrangements.
We generally place investments with high-credit-quality counterparties and, by policy, we limit the amount of credit exposure to any one counterparty based on our analysis of that counterparty’s relative credit standing. Most of our investments in debt instruments are in A/A2 or better rated issuances, and the majority of the issuances are rated AA-/Aa3 or better. Our investment policy requires substantially all investments with original maturities at the time of investment of up to six months to be rated at least A-2/P-2 by Standard & Poor’s/Moody’s, and specifies a higher minimum rating for investments with longer maturities. For instance, investments with maturities of greater than three years generally require a minimum rating of AA-/Aa3 at the time of investment. Government regulations imposed on investment alternatives of our non-U.S. subsidiaries, or the absence of A-rated counterparties in certain countries, result in some minor exceptions. Credit-rating criteria for derivative instruments are similar to those for other investments. Due to master netting arrangements, the amounts subject to credit risk related to derivative instruments are generally limited to the amounts, if any, by which the counterparty’s obligations exceed our obligations with that counterparty. As of December 27, 2014, our total credit exposure to any single counterparty did not exceed $750 million. We obtain and secure available collateral from counterparties against obligations, including securities lending transactions, when we deem it appropriate.
A substantial majority of our trade receivables are derived from sales to original equipment manufacturers and original design manufacturers. We also have accounts receivable derived from sales to industrial and communications equipment manufacturers in the computing and communications industries. Our three largest customers accounted for 46% of net revenue for 2014 (44% for 2013 and 43% for 2012). These three customers accounted for 43% of net accounts receivable as of December 27, 2014 (34% as of December 28, 2013). We believe that the net accounts receivable balances from these largest customers do not represent a significant credit risk, based on cash flow forecasts, balance sheet analysis, and past collection experience.
We have adopted credit policies and standards intended to accommodate industry growth and inherent risk. We believe that credit risks are moderated by the financial stability of our major customers. We assess credit risk through quantitative and qualitative analysis. From this analysis, we establish shipping and credit limits, and determine whether we will seek to use one or more credit support devices, such as obtaining a parent guarantee, standby letter of credit, or credit insurance.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8: Acquisitions
During 2014, we completed eight acquisitions qualifying as business combinations in exchange for aggregate consideration of $963 million, substantially all cash consideration. A substantial majority of the consideration was allocated to goodwill and acquisition related developed technology. Included in these acquisitions is our acquisition of the Axxia Networking Business (Axxia business) of Avago Technologies Limited, intended to accelerate growth in the mobile wireless base station business. We acquired the Axxia business in the fourth quarter of 2014 for net cash consideration of $650 million, substantially all of which was allocated to goodwill and acquisition-related developed technology intangible assets. The operating results of the Axxia business are included in our Data Center Group (DCG) operating segment.
During 2013, we completed 12 acquisitions qualifying as business combinations in exchange for aggregate net cash consideration of $925 million. Most of the consideration was allocated to goodwill and acquisition-related developed technology intangible assets. Included in these acquisitions is our acquisition of Stonesoft Oyj (Stonesoft) to expand our network security solutions, specifically addressing next-generation firewall products. We acquired Stonesoft in the third quarter of 2013 for net cash consideration of $381 million, substantially all of which was allocated to goodwill and acquisition-related developed technology intangible assets. Stonesoft's operating results are included in our software and services operating segments.
During 2012, we completed 15 acquisitions qualifying as business combinations in exchange for aggregate net cash consideration of $638 million. Substantially all of the consideration was allocated to goodwill and acquisition-related developed technology intangible assets.
Acquisitions completed in 2014, 2013, and 2012, both individually and in the aggregate, were not significant to our results of operations. For information on the assignment of goodwill to our operating segments, see "Note 10: Goodwill" and for information on the classification of intangible assets, see "Note 11: Identified Intangible Assets."
Note 9: Divestitures
During the first quarter of 2014, we completed the divestiture of the assets of Intel Media, a business division dedicated to the development of cloud TV products and services, to Verizon Communications Inc. As a result of the transaction, we received aggregate net cash consideration of $150 million, included within investing activities on the consolidated statements of cash flows, and recognized a gain within interest and other, net on the consolidated statements of income.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10: Goodwill
Goodwill activity for each period was as follows:

(In Millions)	Dec 28, 2013	Acquisitions	Currency Exchange and Other	Dec 27, 2014
Client Computing Group	$3,689	$19	$—	$3,708
Data Center Group	1,969	407	—	2,376
Internet of Things Group	428	—	—	428
Software and services operating segments	4,409	41	(214)	4,236
All other	18	113	(18)	113
Total	$10,513	$580	$(232)	$10,861

(In Millions)	Dec 29, 2012	Acquisitions	Currency Exchange and Other	Dec 28, 2013
Client Computing Group	$3,456	$233	$—	$3,689
Data Center Group	1,955	14	—	1,969
Internet of Things Group	428	—	—	428
Software and services operating segments	3,853	504	52	4,409
All other	18	—	—	18
Total	$9,710	$751	$52	$10,513
During the first quarter of 2015, we combined the PC Client Group and Mobile and Communications Group to create the Client Computing Group (CCG). All prior-period amounts have been retrospectively adjusted to reflect our new organizational structure. For further information, see "Note 26: Operating Segments and Geographic Information."
During the fourth quarters of 2014, 2013, and 2012, we completed our annual impairment assessments and we concluded that goodwill was not impaired in any of these years. The accumulated impairment losses as of December 27, 2014 were $719 million: $365 million associated with CCG, $275 million associated with Data Center Group, and $79 million associated with Internet of Things Group.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11: Identified Intangible Assets
Identified intangible assets at the end of each period were as follows:

	December 27, 2014
(In Millions)	Gross Assets	Accumulated Amortization	Net
Acquisition-related developed technology	$3,009	$(2,192)	$817
Acquisition-related customer relationships	1,698	(1,001)	697
Acquisition-related trade names	61	(49)	12
Licensed technology and patents	3,153	(1,224)	1,929
Identified intangible assets subject to amortization	7,921	(4,466)	3,455
Acquisition-related trade names	788	—	788
Other intangible assets	203	—	203
Identified intangible assets not subject to amortization	991	—	991
Total identified intangible assets	$8,912	$(4,466)	$4,446

	December 28, 2013
(In Millions)	Gross Assets	Accumulated Amortization	Net
Acquisition-related developed technology	$2,922	$(1,691)	$1,231
Acquisition-related customer relationships	1,760	(828)	932
Acquisition-related trade names	65	(44)	21
Licensed technology and patents	3,093	(974)	2,119
Identified intangible assets subject to amortization	7,840	(3,537)	4,303
Acquisition-related trade names	818	—	818
Other intangible assets	29	—	29
Identified intangible assets not subject to amortization	847	—	847
Total identified intangible assets	$8,687	$(3,537)	$5,150
As a result of our acquisitions and purchases of licensed technology and patents, identified intangible assets recorded for each period and their respective estimated weighted average useful life were as follows:

	2014		2013
	Gross Assets (In Millions)	Estimated Useful Life (In Years)	Gross Assets (In Millions)	Estimated Useful Life (In Years)
Acquisition-related developed technology	$175	6	$114	5
Acquisition-related customer relationships	$79	9	$60	7
Licensed technology and patents	$93	8	$36	10
During 2014, we also acquired other intangible assets of $197 million that are not subject to amortization.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amortization expenses, with presentation location on the consolidated statements of income, for each period were as follows:

(In Millions)	Location	2014	2013	2012
Acquisition-related developed technology	Cost of sales	$600	$576	$557
Acquisition-related customer relationships	Amortization of acquisition-related intangibles	284	279	296
Acquisition-related trade names	Amortization of acquisition-related intangibles	10	12	12
Licensed technology and patents	Cost of sales	275	272	214
Other intangible assets	Reduction of revenue	—	103	86
Total amortization expenses		$1,169	$1,242	$1,165
Based on identified intangible assets that are subject to amortization as of December 27, 2014, we expect future amortization expense for each period to be as follows:

(In Millions)	2015	2016	2017	2018	2019
Acquisition-related developed technology	$330	$240	$91	$69	$60
Acquisition-related customer relationships	247	229	141	35	15
Acquisition-related trade names	9	3	—	—	—
Licensed technology and patents	263	248	210	168	167
Total future amortization expenses	$849	$720	$442	$272	$242
Note 12: Other Long-Term Assets
Other long-term assets at the end of each period were as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013
Equity method investments	$1,446	$1,038
Non-marketable cost method investments	1,769	1,270
Non-current deferred tax assets	622	434
Loans receivable	416	952
Pre-payments for property, plant and equipment	636	521
Other	1,672	1,274
Total other long-term assets	$6,561	$5,489
During 2014, we received and transferred $135 million of equipment from other long-term assets to property, plant and equipment. A substantial majority of the equipment was prepaid in 2010 and 2011. We recognized the pre-payments within operating activities in the consolidated statement of cash flows when we paid for the equipment, and the receipt of the equipment is reflected as a non-cash transaction in the current period.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13: Restructuring and Asset Impairment Charges
Beginning in the third quarter of 2013, management approved several restructuring actions, including targeted workforce reductions and the exit of certain businesses and facilities. These actions include the wind down of our 200 millimeter wafer fabrication facility in Massachusetts, which we expect to cease production in the first quarter of 2015, and the closure of our assembly and test facility in Costa Rica, which ceased production in the fourth quarter of 2014. These targeted reductions will enable the company to better align our resources in areas providing the greatest benefit in the current business environment. We expect these actions to be substantially complete by the end of 2015.
Restructuring and asset impairment charges for each period were as follows:

(In Millions)	2014	2013	2012
Employee severance and benefit arrangements	$265	$201	$—
Asset impairments and other restructuring charges	30	39	—
Total restructuring and asset impairment charges	$295	$240	$—
Restructuring and asset impairment activity for each period was as follows:

(In Millions)	Employee Severance and Benefits	Asset Impairments and Other	Total
Accrued restructuring balance as of December 29, 2012	$—	$—	$—
Additional accruals	195	39	234
Adjustments	6	—	6
Cash payments	(18)	—	(18)
Non-cash settlements	—	(39)	(39)
Accrued restructuring balance as of December 28, 2013	183	—	183
Additional accruals	252	31	283
Adjustments	13	(1)	12
Cash payments	(327)	(6)	(333)
Non-cash settlements	—	(13)	(13)
Accrued restructuring balance as of December 27, 2014	$121	$11	$132
We recorded the additional accruals and adjustments as restructuring and asset impairment charges in the consolidated statements of income and within the "all other" operating segments category. A majority of the accrued restructuring balance as of December 27, 2014 is expected to be paid within the next 12 months and was recorded as a current liability within accrued compensation and benefits on the consolidated balance sheets.
Restructuring actions that were approved in 2014 impacted approximately 3,700 employees. Since the third quarter of 2013, we have incurred a total of $535 million in restructuring and asset impairment charges. These charges included a total of $466 million related to employee severance and benefit arrangements for approximately 7,600 employees, and $69 million in asset impairment charges and other restructuring charges.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14: Deferred Income
Deferred income at the end of each period was as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013
Deferred income on shipments of components to distributors	$944	$852
Deferred income from software and services	1,261	1,244
Current deferred income	2,205	2,096
Non-current deferred income from software and services	483	506
Total deferred income	$2,688	$2,602
We classify non-current deferred income from software and services within other long-term liabilities on the consolidated balance sheets.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Borrowings
Short-Term Debt
Our short-term debt at the end of each period was as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013
Drafts payable	$16	$257
Notes payable	—	24
Commercial paper	500	—
Current portion of long-term debt	1,088	—
Short-term debt	$1,604	$281
We have an ongoing authorization from our Board of Directors to borrow up to $3.0 billion. This ongoing authorization includes borrowings under our commercial paper program. Maximum borrowings under our commercial paper program in 2014 were $2.4 billion ($300 million in 2013). We had $500 million of outstanding commercial paper as of December 27, 2014 (zero as of December 28, 2013). Our commercial paper was rated A-1+ by Standard & Poor’s and P-1 by Moody’s as of December 27, 2014.
Long-Term Debt
Our long-term debt at the end of each period was as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013
2012 Senior notes due 2017 at 1.35%	$2,998	$2,997
2012 Senior notes due 2022 at 2.70%	1,495	1,494
2012 Senior notes due 2032 at 4.00%	744	744
2012 Senior notes due 2042 at 4.25%	924	924
2011 Senior notes due 2016 at 1.95%	1,499	1,499
2011 Senior notes due 2021 at 3.30%	1,997	1,996
2011 Senior notes due 2041 at 4.80%	1,490	1,490
2009 Junior subordinated convertible debentures due 2039 at 3.25%	1,088	1,075
2005 Junior subordinated convertible debentures due 2035 at 2.95%	960	946
Total long-term debt	13,195	13,165
Less: current portion of long-term debt	(1,088)	—
Long-term debt	$12,107	$13,165
Senior Notes
In the fourth quarter of 2012, we issued $6.2 billion aggregate principal amount of senior unsecured notes for general corporate purposes and to repurchase shares of our common stock pursuant to our authorized common stock repurchase program. In the third quarter of 2011, we issued $5.0 billion aggregate principal amount of senior unsecured notes, primarily to repurchase shares of our common stock pursuant to our authorized common stock repurchase program, and for general corporate purposes.
Our senior notes pay a fixed rate of interest semiannually. We may redeem our senior notes, in whole or in part, at any time at our option at specified redemption prices. The senior notes rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and will effectively rank junior to all liabilities of our subsidiaries.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Convertible Debentures
In 2009, we issued $2.0 billion of 2009 junior subordinated convertible debentures due 2039 (2009 debentures). In 2005, we issued $1.6 billion of 2005 junior subordinated convertible debentures due 2035 (2005 debentures). Both the 2009 and 2005 debentures pay a fixed rate of interest semiannually.

	2009 Debentures	2005 Debentures
Annual stated coupon interest rate	3.25%	2.95%
Annual effective interest rate	7.20%	6.45%
The effective interest rate is based on the rate, at inception, for a similar instrument that does not have a conversion feature.
2009 Debentures
The 2009 debentures have a contingent interest component that requires us to pay interest based on certain thresholds or for certain events, commencing on August 1, 2019. After such date, if the 10-day average trading price of $1,000 principal amount of the bond immediately preceding any six-month interest period is less than or equal to $650 or greater than or equal to $1,500, we are required to pay contingent 0.25% or 0.50% annual interest, respectively. The fair value of the related contingent interest embedded derivative was $8 million as of December 27, 2014 ($10 million as of December 28, 2013).
The 2009 debentures are convertible, subject to certain conditions. Holders can surrender the 2009 debentures for conversion if the closing price of Intel common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter. We will settle any conversion of the 2009 debentures in cash up to the face value, and any amount in excess of face value will be settled in cash or stock at our option. On or after August 5, 2019, we can redeem, for cash, all or part of the 2009 debentures for the principal amount, plus any accrued and unpaid interest, if the closing price of Intel common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading-day period. In addition, if certain events occur in the future, the indentures governing the 2009 debentures provide that each holder of the debentures can, for a pre-defined period of time, require us to repurchase the holder’s debentures for the principal amount plus any accrued and unpaid interest. The 2009 debentures are subordinated in right of payment to any existing and future senior debt and to the other liabilities of our subsidiaries. We have concluded that the 2009 debentures are not conventional convertible debt instruments and that the embedded stock conversion options qualify as derivatives. In addition, we have concluded that the embedded conversion options would be classified in stockholders’ equity if they were freestanding derivative instruments. As such, the embedded conversion options are not accounted for separately as derivative liabilities.
2005 Debentures
The 2005 debentures have a contingent interest component that requires us to pay interest based on certain thresholds or for certain events. If the 10-day average trading price of $1,000 principal amount of the bond immediately preceding any six-month interest period is less than or equal to $800 or greater than or equal to $1,300, we are required to pay contingent 0.25% or 0.40% annual interest, respectively. As of December 27, 2014, we met the upside contingent interest threshold. For the six-month interest period beginning December 15, 2014, we will accrue and pay contingent interest in the amount of 0.40% per annum of the average trading price for the 10 trading days immediately preceding the first day of the interest period. The fair value of the related contingent interest embedded derivative was $4 million as of December 27, 2014 ($9 million as of December 28, 2013).

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The 2005 debentures are convertible into shares of our common stock. Holders can surrender the 2005 debentures for conversion at any time. We can settle any conversion of the 2005 debentures in cash or stock at our option. The 2005 debentures will become redeemable if the closing price of Intel common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading-day period. Once this condition has been met, we can redeem, for cash, all or part of the 2005 debentures for the principal amount, plus any accrued and unpaid interest. In addition, if certain events occur in the future, the indentures governing the 2005 debentures provide that each holder of the debentures can, for a pre-defined period of time, require us to repurchase the holder’s debentures for the principal amount plus any accrued and unpaid interest. The 2005 debentures are subordinated in right of payment to any existing and future senior debt and to the other liabilities of our subsidiaries. We have concluded that the 2005 debentures are not conventional convertible debt instruments and that the embedded stock conversion options qualify as derivatives. In addition, we have concluded that the embedded conversion options would be classified in stockholders’ equity if they were freestanding derivative instruments. As such, the embedded conversion options are not accounted for separately as derivative liabilities.

	2009 Debentures		2005 Debentures
(In Millions, Except Per Share Amounts)	Dec 27, 2014	Dec 28, 2013	Dec 27, 2014	Dec 28, 2013
Outstanding principal	$2,000	$2,000	$1,600	$1,600
Equity component (including temporary equity) carrying amount	$613	$613	$466	$466
Unamortized discount	$912	$925	$640	$654
Net debt carrying amount	$1,088	$1,075	$960	$946
Conversion rate (shares of common stock per $1,000 principal amount of debentures)	46.06	45.57	34.95	34.60
Effective conversion price (per share of common stock)	$21.71	$21.94	$28.61	$28.90
In the preceding table, the remaining amortization periods for the unamortized discounts for the 2009 and 2005 debentures are approximately 25 and 21 years, respectively, as of December 27, 2014.
The conversion rate adjusts for certain events outlined in the indentures governing the 2009 and 2005 debentures, such as quarterly dividend distributions in excess of $0.14 and $0.10 per share for the 2009 and 2005 debentures, respectively, but it does not adjust for accrued interest. In addition, the conversion rate will increase for a holder of either the 2009 or 2005 debentures who elects to convert the debentures in connection with certain share exchanges, mergers, or consolidations involving Intel.
During the fourth quarter of 2014, the closing stock price conversion right condition of the 2009 debentures was met and the debentures will be convertible at the option of the holders during the first quarter of 2015. As a result of the conversion period during the first quarter of 2015, the $1.1 billion carrying amount of the 2009 debentures was classified as short-term debt on our consolidated balance sheet as of December 27, 2014. The excess of the amount of cash payable if converted over the carrying amount of the 2009 debentures of $912 million has been classified as temporary equity on our consolidated balance sheet as of December 27, 2014. In future periods, if the closing stock price conversion right condition is no longer met, all outstanding 2009 debentures would be reclassified to long-term debt and the temporary equity would be reclassified to stockholders’ equity on our consolidated balance sheet. The 2009 debentures were not convertible for the first quarter of 2014; therefore the liability and equity components of the 2009 debentures were classified as long-term debt and stockholders’ equity, respectively, as of December 28, 2013.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Debt Maturities
Our aggregate debt maturities based on outstanding principal as of December 27, 2014, by year payable, were as follows:

(In Millions)
2015	$—
2016	1,500
2017	3,000
2018	—
2019	—
2020 and thereafter	10,275
Total	$14,775
In the preceding table, the 2009 debentures are classified based on their stated maturity date, regardless of their classification on the consolidated balance sheet. Substantially all of the difference between the total aggregate debt maturities in the preceding table and the total carrying amount of our debt is due to the unamortized discount of our convertible debentures and the short-term classification of the 2009 debentures.
Note 16: Retirement Benefit Plans
Retirement Contribution Plans
We provide tax-qualified retirement contribution plans for the benefit of eligible employees, former employees, and retirees in the U.S. and certain other countries. The plans are designed to provide employees with an accumulation of funds for retirement on a tax-deferred basis. Employees hired prior to January 1, 2011 are eligible for and receive discretionary employer contributions in the U.S. Intel Retirement Contribution Plan. Employees hired on or after January 1, 2011 receive discretionary employer contributions in the Intel 401(k) Savings Plan, which are participant-directed. Our Chief Executive Officer (CEO) determines the annual discretionary employer contribution amounts for the U.S. Intel Retirement Contribution Plan and the Intel 401(k) Savings Plan under delegation of authority from our Board of Directors, pursuant to the terms of the plans. As of December 27, 2014, 84% of our U.S. Intel Retirement Contribution Plan assets were invested in equities and 16% were invested in fixed-income instruments. These assets are managed by external investment managers. Effective January 1, 2015, the U.S. Intel Retirement Contribution plan assets and future discretionary employer contributions will be participant-directed.
For the benefit of eligible U.S. employees, we also provide a non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees. This plan is designed to permit certain discretionary employer contributions and to permit employee deferral of a portion of compensation in addition to their Intel 401(k) Savings Plan deferrals. This plan is unfunded.
We expensed $286 million for the qualified and non-qualified U.S. retirement contribution plans in 2014 ($298 million in 2013 and $357 million in 2012). In the first quarter of 2015, we funded $277 million for the 2014 contributions to the qualified U.S. retirement contribution plans.
Pension and Postretirement Benefit Plans
U.S. Pension Benefits. For employees hired prior to January 1, 2011, we provide a tax-qualified defined-benefit pension plan, the U.S. Intel Minimum Pension Plan, for eligible employees, former employees, and retirees in the U.S. During the second quarter of 2014, we communicated to employees our intent, beginning on January 1, 2015, to freeze future benefit accruals in the U.S. Intel Minimum Pension Plan to all employees at or above a specific grade level, and generally covering all highly compensated employees in the plan. Starting in 2016, the impacted employees will receive discretionary employer contributions in the Intel 401(k) Savings Plan, instead of the Retirement Contribution plan. This change was contingent on receiving a favorable private letter ruling (PLR) from the U.S. Internal Revenue Service (IRS), which we filed for in January 2014. A favorable PLR was received in October 2014 and resulted in a $1.1 billion reduction in our projected benefit obligation, most of which was also included as a change in actuarial valuation on the consolidated statements of comprehensive income.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The U.S. Intel Minimum Pension Plan benefit is determined by a participant’s years of service and final average compensation as defined by the plan document. The plan generates a minimum pension benefit if the participants’ U.S. Intel Minimum Pension Plan benefit exceeds the annuitized value of their U.S. Intel Retirement Contribution Plan benefit. If participant balances in the U.S. Intel Retirement Contribution Plan do not grow sufficiently, the projected benefit obligation of the U.S. Intel Minimum Pension Plan could increase significantly. Consistent with applicable law, assets of the U.S. Intel Minimum Pension Plan are held in trust, solely for the benefit of plan participants, and are not available for general corporate purposes.
Non-U.S. Pension Benefits. We also provide defined-benefit pension plans in certain other countries, most significantly Germany, Ireland, and Israel. Consistent with the requirements of local law, we deposit funds for certain plans with insurance companies, with third-party trustees, or into government-managed accounts, and/or accrue for the unfunded portion of the obligation. The Ireland pension plan and one of our Germany pension plans were closed to employees hired on or after June 20, 2012 and January 1, 2014, respectively.
U.S. Postretirement Medical Benefits. Upon retirement, eligible U.S. employees who were hired prior to January 1, 2014 are credited with a defined dollar amount, based on years of service, into a U.S. Sheltered Employee Retirement Medical Account (SERMA). These credits can be used to pay all or a portion of the cost to purchase coverage in the retiree’s choice of medical plan. If the available credits are not sufficient to pay the entire cost of the coverage, the remaining cost is the retiree’s responsibility. Employees hired on or after January 1, 2014 are not eligible to earn a SERMA benefit.
Funding Policy. Our practice is to fund the various pension plans and the U.S. postretirement medical benefits plan in amounts sufficient to meet the minimum requirements of applicable local laws and regulations. Additional funding may be provided as deemed appropriate. Depending on the design of the plan, local customs, and market circumstances, the liabilities of a plan may exceed qualified plan assets.
Benefit Obligation and Plan Assets
The changes in the projected benefit obligations and plan assets for the plans described above were as follows:

	U.S. Pension Benefits		Non-U.S. Pension Benefits		U.S. Postretirement Medical Benefits
(In Millions)	2014	2013	2014	2013	2014	2013
Beginning projected benefit obligation	$1,137	$1,742	$1,695	$1,412	$509	$484
Service cost	88	119	104	78	26	27
Interest cost	49	67	66	60	23	20
Actuarial (gain) loss	760	(746)	767	121	10	(56)
Currency exchange rate changes	—	—	(254)	46	—	—
Plan curtailments	(1,083)	—	—	—	—	—
Other	(59)	(45)	45	(22)	(22)	34
Ending projected benefit obligation	$892	$1,137	$2,423	$1,695	$546	$509

	U.S. Pension Benefits		Non-U.S. Pension Benefits		U.S. Postretirement Medical Benefits
(In Millions)	2014	2013	2014	2013	2014	2013
Beginning fair value of plan assets	$649	$684	$1,005	$838	$395	$191
Actual return on plan assets	30	10	80	81	33	49
Employer contributions	—	—	73	65	—	162
Currency exchange rate changes	—	—	(114)	26	—	—
Other	(56)	(45)	(27)	(5)	(1)	(7)
Ending fair value of plan assets	$623	$649	$1,017	$1,005	$427	$395

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The amounts recognized on the consolidated balance sheets at the end of each period were as follows:

	U.S. Pension Benefits		Non-U.S. Pension Benefits		U.S. Postretirement Medical Benefits
(In Millions)	Dec 27, 2014	Dec 28, 2013	Dec 27, 2014	Dec 28, 2013	Dec 27, 2014	Dec 28, 2013
Other long-term assets	$—	$—	$14	$16	$—	$—
Other long-term liabilities	(269)	(488)	(1,420)	(706)	(119)	(114)
Accumulated other comprehensive loss (income), before tax	1	255	1,217	520	33	43
Net amount recognized	$(268)	$(233)	$(189)	$(170)	$(86)	$(71)
The amounts recorded in accumulated other comprehensive income (loss) before taxes at the end of each period were as follows:

	U.S. Pension Benefits		Non-U.S. Pension Benefits		U.S. Postretirement Medical Benefits
(In Millions)	Dec 27, 2014	Dec 28, 2013	Dec 27, 2014	Dec 28, 2013	Dec 27, 2014	Dec 28, 2013
Net prior service credit (cost)	$—	$—	$(13)	$25	$(48)	$(54)
Net actuarial gain (loss)	(1)	(255)	(1,204)	(545)	15	11
Accumulated other comprehensive income (loss), before tax	$(1)	$(255)	$(1,217)	$(520)	$(33)	$(43)
We use a corridor approach to amortize actuarial gains and losses. Under this approach, net actuarial gains or losses in excess of ten percent of the larger of the projected benefit obligation or the fair value of plan assets are amortized on a straight-line basis. The period of amortization is the average remaining service of active participants who are expected to receive benefits under the plans.
As of December 27, 2014, the accumulated benefit obligation was $808 million for the U.S. Intel Minimum Pension Plan ($497 million as of December 28, 2013) and $1.7 billion for the non-U.S. defined-benefit pension plans ($1.3 billion as of December 28, 2013). Included in the aggregate data in the following tables are the amounts applicable to our pension plans with accumulated benefit obligations in excess of plan assets, as well as plans with projected benefit obligations in excess of plan assets. Amounts related to such plans at the end of each period were as follows:

	U.S. Pension Benefits		Non-U.S. Pension Benefits
(In Millions)	Dec 27, 2014	Dec 28, 2013	Dec 27, 2014	Dec 28, 2013
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	$808	$—	$1,344	$900
Plan assets	$623	$—	$616	$563
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	$892	$1,137	$2,361	$1,295
Plan assets	$623	$649	$941	$588
On a worldwide basis, our pension and postretirement benefit plans were 54% funded as of December 27, 2014. The U.S. Intel Minimum Pension Plan, which accounts for 23% of the worldwide pension and postretirement benefit obligations, was 70% funded. Funded status is not indicative of our ability to pay ongoing pension benefits or of our obligation to fund retirement trusts. Required pension funding for U.S. retirement plans is determined in accordance with the Employee Retirement Income Security Act (ERISA), which sets required minimum contributions. Cumulative company funding to the U.S. Intel Minimum Pension Plan currently exceeds the minimum ERISA funding requirements.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Assumptions
Weighted average actuarial assumptions used to determine benefit obligations for the plans at the end of each period were as follows:

	U.S. Pension Benefits		Non-U.S. Pension Benefits		U.S. Postretirement Medical Benefits
	Dec 27, 2014	Dec 28, 2013	Dec 27, 2014	Dec 28, 2013	Dec 27, 2014	Dec 28, 2013
Discount rate	3.8%	4.8%	2.7%	4.0%	4.1%	4.6%
Rate of compensation increase	3.8%	3.8%	4.0%	3.9%	n/a	n/a
Weighted average actuarial assumptions used to determine costs for the plans for each period were as follows:

	U.S. Pension Benefits			Non-U.S. Pension Benefits			U.S. Postretirement Medical Benefits
	2014	2013	2012	2014	2013	2012	2014	2013	2012
Discount rate	4.6%	3.9%	4.7%	4.0%	4.2%	5.0%	4.6%	4.2%	4.6%
Expected long-term rate of return on plan assets	5.4%	4.5%	5.0%	5.7%	5.2%	5.9%	7.4%	7.7%	3.0%
Rate of compensation increase	3.8%	4.1%	4.5%	4.1%	4.3%	4.1%	n/a	n/a	n/a
For the U.S. plans, we developed the discount rate by calculating the benefit payment streams by year to determine when benefit payments will be due. We then matched the benefit payment streams by year to the AA corporate bond rates to match the timing and amount of the expected benefit payments and discounted back to the measurement date to determine the appropriate discount rate. For the non-U.S. plans, we used two approaches to develop the discount rate. In certain countries, we used a model consisting of a theoretical bond portfolio for which the timing and amount of cash flows approximated the estimated benefit payments of our pension plans. In other countries, we analyzed current market long-term bond rates and matched the bond maturity with the average duration of the pension liabilities.
The expected long-term rate of return on plan assets assumptions takes into consideration both duration and risk of the investment portfolios, and is developed through consensus and building-block methodologies. The consensus methodology includes unadjusted estimates by the fund manager on future market expectations by broad asset classes and geography. The building-block approach determines the rates of return implied by historical risk premiums across asset classes. In addition, we analyze rates of return relevant to the country where each plan is in effect and the investments applicable to the plan, expectations of future returns, local actuarial projections, and the projected long-term rates of return from external investment managers. The expected long-term rate of return on plan assets shown for the non-U.S. plan assets is weighted to reflect each country’s relative portion of the non-U.S. plan assets.
Net Periodic Benefit Cost
In 2014, the net periodic benefit cost for U.S. pension benefits, non-U.S. pension benefits, and U.S. postretirement medical benefits was $36 million ($230 million in 2013 and $210 million in 2012), $165 million ($116 million in 2013 and $88 million in 2012) and $17 million ($77 million in 2013 and $50 million in 2012), respectively.
The decrease in the U.S. net periodic pension benefit cost compared to 2013 is primarily attributed to the one-time curtailment gain related to the freeze of future benefit accruals and lower recognized net actuarial losses.
U.S. Pension Plan Assets
In general, the investment strategy for U.S. Intel Minimum Pension Plan assets is to maximize risk-adjusted returns, taking into consideration the investment horizon and expected volatility, to ensure that there are sufficient assets available to pay pension benefits as they come due. The allocation to each asset class will fluctuate with market conditions, such as volatility and liquidity concerns, and will typically be rebalanced when outside the target ranges, which are 55% for equity investments and 45% for fixed-income investments in 2014. The expected long-term rate of return for the U.S. Intel Minimum Pension Plan assets is 6.1%.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. Intel Minimum Pension Plan assets measured at fair value on a recurring basis consisted of the following investment categories at the end of each period:

	December 27, 2014				Dec 28, 2013
	Fair Value Measured at Reporting Date Using
(In Millions)	Level 1	Level 2	Level 3	Total	Total
Equity securities	$56	$291	$—	$347	$220
Fixed income	39	169	46	254	415
Other investments	20	—	—	20	11
Total assets measured at fair value	$115	$460	$46	$621	$646
Cash				2	3
Total U.S. pension plan assets at fair value				$623	$649
A substantial majority of the fixed income investments in the preceding table are asset-backed securities, corporate debt, and government debt. Government debt includes instruments such as non-U.S. government securities, U.S. agency securities and U.S. treasury securities.
Non-U.S. Plan Assets
The investments of the non-U.S. plans are managed by insurance companies, pension funds, or third-party trustees, consistent with regulations or market practice of the country where the assets are invested. The investment manager makes investment decisions within the guidelines set by Intel or local regulations. The investment manager evaluates performance by comparing the actual rate of return to the return on similar assets. Investments managed by qualified insurance companies or pension funds under standard contracts follow local regulations, and we are not actively involved in their investment strategies. For the assets that we have discretion to set investment guidelines, the assets are invested in developed country equity investments and fixed-income investments, either through index funds or direct investment. In general, the investment strategy is designed to accumulate a diversified portfolio among markets, asset classes, or individual securities to reduce market risk and to ensure that the pension assets are available to pay benefits as they come due. The target allocation of the non-U.S. plan assets that we have control over is 80% equity investments and 20% fixed-income investments. The average expected long-term rate of return for the non-U.S. plan assets is 5.7%.
Non-U.S. plan assets measured at fair value on a recurring basis consisted of the following investment categories at the end of each period:

	December 27, 2014				Dec 28, 2013
	Fair Value Measured at Reporting Date Using
(In Millions)	Level 1	Level 2	Level 3	Total	Total
Equity securities	$447	$59	$15	$521	$361
Fixed income	—	440	36	476	554
Total assets measured at fair value	$447	$499	$51	$997	$915
Cash				20	90
Total non-U.S. plan assets at fair value				$1,017	$1,005
Substantially all of the equity investments in the preceding table are invested in a diversified mix of equities of developed countries, including the U.S., and emerging markets throughout the world.
The substantial majority of the fixed income investments in the preceding table are investments held by insurance companies and insurance contracts that are managed by qualified insurance companies. We do not have control over the target allocation or visibility of the investment strategies of those investments. Insurance contracts and investments held by insurance companies made up 35% of total non-U.S. plan assets as of December 27, 2014 (38% as of December 28, 2013).

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. Postretirement Medical Plan Assets
In general, the investment strategy for U.S. postretirement medical benefits plan assets is to invest primarily in liquid assets due to the level of expected future benefit payments. The assets are invested solely in a tax-aware global equity portfolio, which is actively managed by an external investment manager. The tax-aware global equity portfolio is comprised of a diversified mix of equities in developed countries, including the U.S., and emerging markets throughout the world. The expected long-term rate of return for the U.S. postretirement medical benefits plan assets is 7.4%. As of December 27, 2014, substantially all of the U.S. postretirement medical benefits plan assets were invested in exchange-traded equity securities and were measured at fair value using Level 1 inputs.
Concentrations of Risk
We manage a variety of risks, including credit, liquidity, and market risks, across our plan assets through our investment managers. We define a concentration of risk as an undiversified exposure to one of the aforementioned risks that unnecessarily increases the exposure to a loss of plan assets. We monitor exposure to such risks in both the U.S. and non-U.S. plans by monitoring the magnitude of the risk in each plan and diversifying our exposure to such risks across a variety of counterparties, instruments, and markets. As of December 27, 2014, we did not have concentrations of risk in any single entity, manager, counterparty, sector, industry, or country.
Funding Expectations
Under applicable law for the U.S. Intel Minimum Pension Plan and the U.S. postretirement medical benefits plan, we are not required to make any contributions during 2015. Our expected required funding for the non-U.S. plans during 2015 is approximately $69 million.
Estimated Future Benefit Payments
Estimated benefit payments over the next 10 fiscal years are as follows:

(In Millions)	U.S. Pension Benefits	Non-U.S. Pension Benefits	U.S. Postretirement Medical Benefits
2015	$55	$66	$14
2016	$54	$26	$16
2017	$58	$31	$19
2018	$64	$35	$21
2019	$64	$40	$24
2020-2024	$327	$272	$163

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17: Commitments
A portion of our capital equipment and certain facilities are under operating leases that expire at various dates through 2028. Additionally, portions of our real property are under leases that expire at various dates through 2062. Rental expense was $257 million in 2014 ($270 million in 2013 and $214 million in 2012).
Minimum rental commitments under all non-cancelable leases with an initial term in excess of one year were as follows as of December 27, 2014:

(In Millions)
2015	$205
2016	179
2017	152
2018	118
2019	101
2020 and thereafter	315
Total	$1,070
Commitments for construction or purchase of property, plant and equipment totaled $3.5 billion as of December 27, 2014 ($5.5 billion as of December 28, 2013), substantially all of which will be due within the next 12 months. Other purchase obligations and commitments totaled approximately $2.5 billion as of December 27, 2014 (approximately $1.9 billion as of December 28, 2013). Other purchase obligations and commitments include payments due under various types of licenses and agreements to purchase goods or services, as well as payments due under non-contingent funding obligations. Funding obligations include agreements to fund various projects with other companies. In addition, we have various contractual commitments with Micron and IMFT. For further information on these contractual commitments, see "Note 5: Cash and Investments."
During 2012, we entered into a series of agreements with ASML intended to accelerate the development of extreme ultraviolet lithography projects and deep ultraviolet immersion lithography projects, including generic developments applicable to both 300mm and 450mm. Certain of these agreements were amended in 2014. Under the amended agreements, Intel agreed to provide R&D funding totaling €829 million over five years and committed to advance purchase orders for a specified number of tools from ASML. Our remaining obligation, contingent upon ASML achieving certain milestones, is approximately €562 million, or $689 million, as of December 27, 2014. As our obligation is contingent upon ASML achieving certain milestones, we have excluded this obligation from other purchase obligations and commitments.
Note 18: Employee Equity Incentive Plans
Our equity incentive plans are broad-based, long-term programs intended to attract and retain talented employees and align stockholder and employee interests.
Under the 2006 Equity Incentive Plan (the 2006 Plan), 719 million shares of common stock are available for issuance as equity awards to employees and non-employee directors through June 2016. A maximum of 517 million of these shares of common stock can be granted as restricted stock or restricted stock units. As of December 27, 2014, 258 million shares of common stock remained available for future grant under the 2006 Plan.
Going forward, we may assume the equity incentive plans and the outstanding equity awards of certain acquired companies. Once they are assumed, we do not grant additional shares of common stock under those plans. The stock options and restricted stock units issued generally retain similar terms and conditions of the respective plan under which they were originally granted.
We issue restricted stock units with both a market condition and a service condition (market-based restricted stock units), referred to in our 2014 Proxy Statement as outperformance stock units, to a small group of senior officers and non-employee directors. For market-based restricted stock units issued in 2014, the number of shares of our common stock to be received at vesting will range from 0% to 200% of the target amount, based on total stockholder return (TSR) on our common stock measured against the benchmark TSR of a peer group over a three-year period. TSR is a measure of stock price appreciation plus any dividends paid in this performance period. As of December 27, 2014, 4 million market-based restricted stock units were outstanding. These market-based restricted stock units accrue dividend equivalents and generally vest three years and one month from the grant date.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Equity awards granted to employees in 2014 under our equity incentive plans generally vest over four years from the date of grant, and options expire seven years from the date of grant, with the exception of market-based restricted stock units, an insignificant portion of restricted stock units granted to senior officers, and replacement awards related to acquisitions.
The 2006 Stock Purchase Plan allows eligible employees to purchase shares of our common stock at 85% of the value of our common stock on specific dates. Under the 2006 Stock Purchase Plan, 373 million shares of common stock are available for issuance through August 2016. As of December 27, 2014, 197 million shares of common stock were available for issuance under the 2006 Stock Purchase Plan.
Share-Based Compensation
Share-based compensation recognized in 2014 was $1.1 billion ($1.1 billion in 2013 and $1.1 billion in 2012).
On a quarterly basis, we assess changes to our estimate of expected equity award forfeitures based on our review of recent forfeiture activity and expected future employee turnover. We recognize the effect of adjustments made to the forfeiture rates, if any, in the period that we change the forfeiture estimate. The effect of forfeiture rate adjustments in all periods presented was not significant.
The total share-based compensation cost capitalized as part of inventory as of December 27, 2014 was $39 million ($38 million as of December 28, 2013 and $41 million as of December 29, 2012). During 2014, the tax benefit that we realized for the tax deduction from share-based awards totaled $555 million ($385 million in 2013 and $510 million in 2012).
We estimate the fair value of restricted stock unit awards with time-based vesting using the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our shares of common stock prior to vesting. We estimate the fair value of market-based restricted stock units using a Monte Carlo simulation model on the date of grant. We based the weighted average estimated value of restricted stock unit grants, as well as the weighted average assumptions that we used in calculating the fair value, on estimates at the date of grant, for each period as follows:

	2014	2013	2012
Estimated values	$25.40	$21.45	$25.32
Risk-free interest rate	0.5%	0.2%	0.3%
Dividend yield	3.3%	3.8%	3.3%
Volatility	23%	25%	26%
We use the Black-Scholes option pricing model to estimate the fair value of options granted under our equity incentive plans and rights to acquire shares of common stock granted under our stock purchase plan. We based the weighted average estimated value of employee stock option grants and rights granted under the stock purchase plan, as well as the weighted average assumptions used in calculating the fair value, on estimates at the date of grant, for each period as follows:

	Stock Options			Stock Purchase Plan
	2014	2013	2012	2014	2013	2012
Estimated values	$3.61	$3.11	$4.22	$5.87	$4.52	$5.47
Expected life (in years)	5.1	5.2	5.3	0.5	0.5	0.5
Risk-free interest rate	1.7%	0.8%	1.0%	0.1%	0.1%	0.1%
Dividend yield	3.6%	3.9%	3.3%	3.2%	4.0%	3.3%
Volatility	23%	25%	25%	22%	22%	24%
We base the expected volatility on implied volatility because we have determined that implied volatility is more reflective of market conditions and a better indicator of expected volatility than historical volatility. We use historical option exercise data as the basis for determining expected life, as we believe that historical data provides a reasonable basis upon which to estimate the expected life input for valuing options using the Black-Scholes model.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Restricted Stock Unit Awards
Restricted stock unit activity for each period was as follows:

	Number of RSUs (In Millions)	Weighted Average Grant-Date Fair Value
December 31, 2011	107.0	$19.18
Granted	49.9	$25.32
Vested	(43.2)	$18.88
Forfeited	(4.4)	$20.93
December 29, 2012	109.3	$22.03
Granted	53.4	$21.45
Vested	(44.5)	$20.21
Forfeited	(4.9)	$22.06
December 28, 2013	113.3	$22.47
Granted	57.2	$25.40
Vested	(42.5)	$22.33
Forfeited	(8.6)	$22.94
December 27, 2014	119.4	$23.89
Expected to vest as of December 27, 2014	112.1	$23.88
The aggregate fair value of awards that vested in 2014 was $1.1 billion ($1.0 billion in 2013 and $1.2 billion in 2012), which represents the market value of our common stock on the date that the restricted stock units vested. The grant-date fair value of awards that vested in 2014 was $949 million ($899 million in 2013 and $816 million in 2012). The number of restricted stock units vested includes shares of common stock that we withheld on behalf of employees to satisfy the minimum statutory tax withholding requirements. Restricted stock units that are expected to vest are net of estimated future forfeitures.
As of December 27, 2014, there was $1.8 billion in unrecognized compensation costs related to restricted stock units granted under our equity incentive plans. We expect to recognize those costs over a weighted average period of 1.3 years.
Stock Option Awards
As of December 27, 2014, options outstanding that have vested and are expected to vest were as follows:

	Number of Options (In Millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (In Millions)
Vested	54.7	$20.29	2.3	$944
Expected to vest	21.2	$23.74	4.8	$293
Total	75.9	$21.25	3.0	$1,237
Aggregate intrinsic value represents the difference between the exercise price and $37.55, the closing price of our common stock on December 26, 2014, as reported on The NASDAQ Global Select Market, for all in-the-money options outstanding. Options outstanding that are expected to vest are net of estimated future option forfeitures.
Options with a fair value of $68 million completed vesting in 2014 ($186 million in 2013 and $205 million in 2012). As of December 27, 2014, there was $34 million in unrecognized compensation costs related to stock options granted under our equity incentive plans. We expect to recognize those costs over a weighted average period of approximately 11 months.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock option activity for each period was as follows:

	Number of Options (In Millions)	Weighted Average Exercise Price
December 31, 2011	298.3	$20.12
Granted	13.5	$27.01
Exercised	(85.8)	$20.45
Cancelled and forfeited	(3.9)	$21.17
Expired	(19.3)	$22.45
December 29, 2012	202.8	$20.20
Granted	20.1	$22.99
Exercised	(65.0)	$18.76
Cancelled and forfeited	(3.0)	$22.58
Expired	(1.9)	$22.56
December 28, 2013	153.0	$21.10
Granted	0.6	$25.34
Exercised	(63.7)	$19.87
Cancelled and forfeited	(2.7)	$23.70
Expired	(9.9)	$27.00
December 27, 2014	77.3	$21.30
Options exercisable as of:
December 29, 2012	139.8	$19.76
December 28, 2013	111.5	$20.25
December 27, 2014	54.7	$20.29
The aggregate intrinsic value of stock option exercises in 2014 was $611 million ($265 million in 2013 and $517 million in 2012), which represents the difference between the exercise price and the value of our common stock at the time of exercise.
As of December 27, 2014, outstanding options and exercisable options information, by range of exercises prices, was as follows:

			Outstanding Options			Exercisable Options
Range of Exercise Prices			Number of Shares (In Millions)	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number of Shares (In Millions)	Weighted Average Exercise Price
$1.82	-	$15.00	0.7	3.0	$11.60	0.7	$11.60
$15.01	-	$20.00	32.9	1.8	$18.27	32.9	$18.27
$20.01	-	$25.00	34.0	3.9	$22.75	17.2	$22.89
$25.01	-	$27.42	9.7	4.3	$27.11	3.9	$27.21
Total			77.3	3.0	$21.30	54.7	$20.29
These options will expire if they are not exercised by specific dates through April 2021. Option exercise prices for options exercised during the three-year period ended December 27, 2014 ranged from $1.12 to $28.15.
Stock Purchase Plan
Approximately 76% of our employees were participating in our 2006 Stock Purchase Plan as of December 27, 2014 (76% in 2013 and 72% in 2012). Employees purchased 19.4 million shares of common stock in 2014 for $393 million under the 2006 Stock Purchase Plan (20.5 million shares of common stock for $369 million in 2013 and 17.4 million shares of common stock for $355 million in 2012). As of December 27, 2014 there was $13 million in unrecognized share-based compensation costs related to rights to acquire shares of common stock under our stock purchase plan. We expect to recognize those costs over a period of approximately one and a half months.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19: Common Stock Repurchases
Common Stock Repurchase Program
We have an ongoing authorization, originally approved by our Board of Directors in 2005, and subsequently amended, to repurchase up to $65 billion in shares of our common stock in open market or negotiated transactions. This amount includes an increase of $20 billion in the authorization limit approved by our Board of Directors in July 2014. As of December 27, 2014, $12.4 billion remained available for repurchase under the existing repurchase authorization limit.
During 2014, we repurchased 332.4 million shares of common stock at a cost of $10.8 billion (94.1 million shares of common stock at a cost of $2.1 billion in 2013 and 191.0 million shares of common stock at a cost of $4.8 billion in 2012). We have repurchased 4.7 billion shares of common stock at a cost of $102 billion since the program began in 1990.
In the fourth quarter of 2014, we entered into a stock repurchase agreement, a portion of which was executed as a forward contract. We received collateral from the counterparty for the value attributable to the forward portion of this contract and invested the collateral into permitted investments considered restricted from other uses. As of December 27, 2014, $325 million of collateral, which approximates fair value, remains recorded as both a current asset and current liability on the consolidated balance sheet. The $325 million represents the unsettled portion of the contract and will be returned to the counterparty by December 29, 2014, the settlement date.
Restricted Stock Unit Withholdings
We issue restricted stock units as part of our equity incentive plans. For the majority of restricted stock units granted, the number of shares of common stock issued on the date the restricted stock units vest is net of the minimum statutory withholding requirements that we pay in cash to the appropriate taxing authorities on behalf of our employees. In our consolidated financial statements, we also treat shares of common stock withheld for tax purposes on behalf of our employees in connection with the vesting of restricted stock units as common stock repurchases because they reduce the number of shares that would have been issued upon vesting. These withheld shares are not considered common stock repurchases under our authorized common stock repurchase plan. During 2014, we withheld 12.0 million shares of common stock to satisfy $332 million (13.1 million shares of common stock to satisfy $293 million in 2013 and 12.6 million shares of common stock to satisfy $345 million in 2012) of employees’ tax obligations.
Note 20: Gains (Losses) on Equity Investments, Net
The components of gains (losses) on equity investments, net for each period were as follows:

(In Millions)	2014	2013	2012
Share of equity method investee losses, net	$(69)	$(69)	$(81)
Impairments	(146)	(123)	(154)
Gains on sales, net	422	515	183
Dividends	57	46	—
Other, net	147	102	193
Total gains (losses) on equity investments, net	$411	$471	$141
The majority of gains on sales, net for 2014 resulted from gains on private equity sales.
During 2013, we sold our shares in Clearwire Corporation, which had been accounted for as available-for-sale marketable equity securities, and our interest in Clearwire LLC, which had been accounted for as an equity method investment. We received proceeds of $142 million on the sale of our shares in Clearwire Corporation and $328 million on the sale of our interest in Clearwire LLC. The proceeds received on the sale of our shares in Clearwire Corporation and our interest in Clearwire LLC are included in "sales of available-for-sale investments" and "other investing," respectively, within investing activities on the consolidated statements of cash flows. During 2013, we recognized gains of $111 million on the sale of our shares in Clearwire Corporation and $328 million on the sale of our interest in Clearwire LLC. The total gain of $439 million on these transactions is included in "gains (losses) on equity investments, net" on the consolidated statements of income.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21: Interest and Other, Net
The components of interest and other, net for each period were as follows:

(In Millions)	2014	2013	2012
Interest income	$141	$104	$97
Interest expense	(192)	(244)	(90)
Other, net	94	(11)	87
Total interest and other, net	$43	$(151)	$94
Interest income increased in 2014 primarily resulting from higher interest rates compared to 2013. Interest expense in the preceding table is net of $276 million of interest capitalized in 2014 ($246 million in 2013 and $240 million in 2012).
During 2014, we completed the divestiture of our Intel Media assets. As a result of the transaction, we recognized a gain within "other, net" in the preceding table. For further information, see "Note 9: Divestitures" in the Notes to the Consolidated Financial Statements.
Note 22: Earnings Per Share
We computed our basic and diluted earnings per share of common stock for each period as follows:

(In Millions, Except Per Share Amounts)	2014	2013	2012
Net income available to common stockholders	$11,704	$9,620	$11,005
Weighted average shares of common stock outstanding—basic	4,901	4,970	4,996
Dilutive effect of employee equity incentive plans	75	68	100
Dilutive effect of convertible debt	80	59	64
Weighted average shares of common stock outstanding—diluted	5,056	5,097	5,160
Basic earnings per share of common stock	$2.39	$1.94	$2.20
Diluted earnings per share of common stock	$2.31	$1.89	$2.13
We computed basic earnings per share of common stock using net income available to common stockholders and the weighted average number of shares of common stock outstanding during the period. We computed diluted earnings per share of common stock using net income available to common stockholders and the weighted average number of shares of common stock outstanding plus potentially dilutive shares of common stock outstanding during the period. Net income available to participating securities was insignificant for all periods presented.
Potentially dilutive shares of common stock from employee incentive plans are determined by applying the treasury stock method to the assumed exercise of outstanding stock options, the assumed vesting of outstanding restricted stock units, and the assumed issuance of common stock under the stock purchase plan. Potentially dilutive shares of common stock for our 2005 debentures are determined by applying the if-converted method. However, as our 2009 debentures require settlement of the principal amount of the debt in cash upon conversion, with the conversion premium paid in cash or stock at our option, potentially dilutive shares of common stock are determined by applying the treasury stock method. For further discussion on the specific conversion features of our 2005 and 2009 debentures, see "Note 15: Borrowings."
In 2014, we excluded on average 10 million outstanding stock options and restricted stock units from the computation of diluted earnings per share of common stock because these shares of common stock would have been anti-dilutive (55 million in 2013 and 29 million in 2012). These options could potentially be included in the diluted earnings per share of common stock calculation in the future if the average market value of the shares of common stock increases and is greater than the exercise price of these options.
In all years presented, we included our 2009 debentures in the calculation of diluted earnings per share of common stock because the average market price was above the conversion price. We could potentially exclude the 2009 debentures in the future if the average market price is below the conversion price.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 23: Income Taxes
Income Tax Provision
Income before taxes and the provision for taxes consisted of the following:

(Dollars in Millions)	2014	2013	2012
Income before taxes:
U.S.	$11,565	$9,374	$10,042
Non-U.S.	4,236	3,237	4,831
Total income before taxes	15,801	12,611	14,873
Provision for taxes:
Current:
Federal	3,374	2,730	2,539
State	38	68	52
Non-U.S.	969	716	1,135
Total current provision for taxes	4,381	3,514	3,726
Deferred:
Federal	(263)	(412)	129
Other	(21)	(111)	13
Total deferred provision for taxes	(284)	(523)	142
Total provision for taxes	$4,097	$2,991	$3,868
Effective tax rate	25.9%	23.7%	26.0%
The difference between the tax provision at the statutory federal income tax rate and the tax provision as a percentage of income before income taxes (effective tax rate) for each period was as follows:

	2014	2013	2012
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (reduction) in rate resulting from:
Non-U.S. income taxed at different rates	(6.1)	(5.8)	(7.3)
Research and development tax credits	(1.7)	(3.5)	—
Domestic manufacturing deduction benefit	(2.1)	(2.1)	(2.1)
Other	0.8	0.1	0.4
Effective tax rate	25.9%	23.7%	26.0%
The U.S. R&D tax credit was reenacted in the last quarter of 2014, retroactive for the full year. It was also reenacted in the first quarter of 2013, retroactive to the beginning of 2012. A substantial majority of the increase in our effective tax rate between 2014 and 2013 was driven by the reenacted U.S. R&D tax credit in 2013 containing two years' worth of R&D tax credits. The full year 2012 impact of the U.S. R&D tax credit was recognized in the first quarter of 2013.
Income in certain non-U.S. countries is fully exempt from income taxes for a limited period of time due to eligible activities and certain capital investment actions. These full tax exemptions expire at various dates through 2023; however, the exemptions in certain countries are eligible for renewal.
In 2014, the tax benefit attributable to tax holidays was $166 million ($213 million for 2013 and $252 million for 2012) with a $0.03 impact on diluted earnings per share ($0.04 for 2013 and $0.05 for 2012).
During 2014, net income tax benefits attributable to equity-based compensation transactions that were allocated to stockholders’ equity totaled $103 million (net benefits of $3 million in 2013 and net benefits of $137 million in 2012).

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred and Current Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Significant components of our deferred tax assets and liabilities at the end of each period were as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013
Deferred tax assets:
Accrued compensation and other benefits	$982	$1,047
Share-based compensation	438	564
Deferred income	691	672
Inventory	339	733
State credits and net operating losses	519	378
Other, net	715	654
Gross deferred tax assets	3,684	4,048
Valuation allowance	(595)	(456)
Total deferred tax assets	3,089	3,592
Deferred tax liabilities:
Property, plant and equipment	(1,171)	(2,023)
Licenses and intangibles	(576)	(687)
Convertible debt	(977)	(911)
Unrealized gains on investments and derivatives	(1,017)	(815)
Investment in non-U.S. subsidiaries	(252)	(244)
Other, net	(291)	(281)
Total deferred tax liabilities	(4,284)	(4,961)
Net deferred tax assets (liabilities)	(1,195)	(1,369)

Reported as:
Current deferred tax assets	1,958	2,594
Non-current deferred tax assets	622	434
Non-current deferred tax liabilities	(3,775)	(4,397)
Net deferred tax assets (liabilities)	$(1,195)	$(1,369)
Non-current deferred tax assets are included within other long-term assets on the consolidated balance sheets.
The valuation allowance is based on our assessment that it is more likely than not that certain deferred tax assets will not be realized in the foreseeable future. The valuation allowance as of December 27, 2014 included allowances related to unrealized state credit carryforwards of $507 million and matters related to our non-U.S. subsidiaries of $88 million.
As of December 27, 2014, our federal, state, and non-U.S. net operating loss carryforwards for income tax purposes were $219 million, $375 million, and $393 million, respectively. Approximately one third of the non-U.S. net operating loss carryforwards have no expiration date. The remaining non-U.S. as well as the U.S. federal and state net operating loss carryforwards expire at various dates through 2034. A significant amount of the net operating loss carryforwards in the U.S. relates to acquisitions and, as a result, is limited in the amount that can be recognized in any one year. The non-U.S. net operating loss carryforwards include $291 million that is not likely to be recovered and has been reduced by a valuation allowance.
As of December 27, 2014, we had not recognized U.S. deferred income taxes on a cumulative total of $23.3 billion of undistributed earnings for certain non-U.S. subsidiaries and $1.6 billion of other basis differences of our investments in certain non-U.S. subsidiaries primarily related to McAfee. Determining the unrecognized deferred tax liability related to investments in these non-U.S. subsidiaries that are indefinitely reinvested is not practicable. We currently intend to indefinitely reinvest those earnings and other basis differences in operations outside the U.S.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Current income taxes payable of $443 million as of December 27, 2014 ($542 million as of December 28, 2013) is included in other accrued liabilities.
Long-term income taxes payable of $262 million as of December 27, 2014 ($188 million as of December 28, 2013) is included in other long-term liabilities, which includes uncertain tax positions, reduced by the associated federal deduction for state taxes and non-U.S. tax credits, and may also include other long-term tax liabilities that are not uncertain but have not yet been paid.
Uncertain Tax Positions
The aggregate changes in the balance of gross unrecognized tax benefits for each period were as follows:

(In Millions)	2014	2013	2012
Beginning gross unrecognized tax benefits	$207	$189	$212
Settlements and effective settlements with tax authorities and related remeasurements	(220)	(2)	(81)
Lapse of statute of limitations	—	—	(5)
Increases in balances related to tax positions taken during prior periods	173	21	56
Decreases in balances related to tax positions taken during prior periods	(1)	(9)	(6)
Increases in balances related to tax positions taken during current period	418	8	13
Ending gross unrecognized tax benefits	$577	$207	$189
The related tax benefit for settlements, effective settlements, and remeasurements is insignificant for all periods presented.
If the remaining balance of $577 million of unrecognized tax benefits as of December 27, 2014 ($207 million as of December 28, 2013) was recognized in a future period, it would result in a tax benefit of $485 million ($81 million as of December 28, 2013) and a reduction in the effective tax rate.
During all years presented, we recognized interest and penalties related to unrecognized tax benefits within the provision for taxes on the consolidated statements of income. Interest and penalties related to unrecognized tax benefits were $21 million in 2014 (insignificant in 2013 and 2012). As of December 27, 2014, we had $44 million of accrued interest and penalties related to unrecognized tax benefits ($73 million as of December 28, 2013).
Intel's tax policy is to comply with the laws, regulations, filing requirements of all jurisdictions in which Intel conducts business. We regularly engage in discussions and negotiations with tax authorities regarding tax matters in various jurisdictions. Although the timing of the resolutions and/or closures of audits is highly uncertain, it is reasonably possible that certain U.S. federal and non-U.S. tax audits may be concluded within the next 12 months, which could significantly increase or decrease the balance of our gross unrecognized tax benefits. Positions that may be resolved include issues involving asset tax basis, transfer pricing, and various other matters. We estimate that the unrecognized tax benefits as of December 27, 2014 could decrease by approximately $25 million to $465 million in the next 12 months.
We file federal, state, and non-U.S. tax returns. For state and non-U.S. tax returns, we are generally no longer subject to tax examinations for years prior to 2002. For federal tax returns, we are no longer subject to tax examination for years prior to 2009.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24: Other Comprehensive Income (Loss)
The components of other comprehensive income (loss) and related tax effects for each period were as follows:

	2014			2013			2012
(In Millions)	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
Change in unrealized holding gains (losses) on available-for-sale investments	$1,029	$(359)	$670	$1,963	$(687)	$1,276	$909	$(318)	$591
Less: adjustment for (gains) losses on available-for-sale investments included in net income	(142)	49	(93)	(146)	51	(95)	(187)	66	(121)
Less: adjustment for (gains) losses on deferred tax asset valuation allowance included in net income	—	(41)	(41)	—	(26)	(26)	—	(11)	(11)
Change in unrealized holding gains (losses) on derivatives	(589)	160	(429)	(166)	76	(90)	12	8	20
Less: adjustment for (gains) losses on derivatives included in net income	13	(11)	2	30	(29)	1	78	(13)	65
Change in net prior service costs	(42)	5	(37)	17	(2)	15	(4)	1	(3)
Less: adjustment for amortization of net prior service costs	6	(2)	4	4	(1)	3	5	(2)	3
Change in actuarial valuation	(433)	3	(430)	725	(275)	450	(321)	91	(230)
Less: adjustment for amortization of actuarial (gains) losses	37	(9)	28	101	(31)	70	90	(32)	58
Change in net foreign currency translation adjustment	(275)	24	(251)	45	(7)	38	12	(2)	10
Other comprehensive income (loss)	$(396)	$(181)	$(577)	$2,573	$(931)	$1,642	$594	$(212)	$382
In prior periods, we recorded a reversal of a portion of our deferred tax asset valuation allowance attributed to changes in unrealized holding gains on our available-for-sale investments. This amount is reduced and included in our provision for taxes as these investments mature or are sold, and is included in the preceding table as an adjustment for (gains) losses on deferred tax asset valuation allowance included in net income.
The change in actuarial valuation in 2014 in the preceding table includes $1.4 billion in actuarial losses arising during the year offset by a $1.0 billion reduction in losses due to a freeze of future benefit accruals in the U.S. Intel Minimum Pension Plan. For further information, see "Note 16: Retirement Benefit Plans."

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The changes in accumulated other comprehensive income (loss) by component and related tax effects for each period were as follows:

(In Millions)	Unrealized Holding Gains (Losses) on Available-for-Sale Investments	Deferred Tax Asset Valuation Allowance	Unrealized Holding Gains (Losses) on Derivatives	Prior Service Credits (Costs)	Actuarial Gains (Losses)	Foreign Currency Translation Adjustment	Total
December 29, 2012	$701	$93	$93	$(32)	$(1,122)	$(132)	$(399)
Other comprehensive income before reclassifications	1,963	—	(166)	17	725	45	2,584
Amounts reclassified out of accumulated other comprehensive income (loss)	(146)	—	30	4	101	—	(11)
Tax effects	(636)	(26)	47	(3)	(306)	(7)	(931)
Other comprehensive income (loss)	1,181	(26)	(89)	18	520	38	1,642
December 28, 2013	1,882	67	4	(14)	(602)	(94)	1,243
Other comprehensive income before reclassifications	1,029	—	(589)	(42)	(433)	(275)	(310)
Amounts reclassified out of accumulated other comprehensive income (loss)	(142)	—	13	6	37	—	(86)
Tax effects	(310)	(41)	149	3	(6)	24	(181)
Other comprehensive income (loss)	577	(41)	(427)	(33)	(402)	(251)	(577)
December 27, 2014	$2,459	$26	$(423)	$(47)	$(1,004)	$(345)	$666

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The amounts reclassified out of accumulated other comprehensive income (loss) into the consolidated statements of income, with presentation location, for each period were as follows:

	Income Before Taxes Impact (In Millions)
Comprehensive Income Components	2014	2013	2012	Location
Unrealized holding gains (losses) on available-for-sale investments:
	$10	$8	$(8)	Interest and other, net
	132	138	195	Gains (losses) on equity investments, net
	142	146	187
Unrealized holding gains (losses) on derivatives:
Currency forwards	(31)	(61)	11	Cost of sales
	18	30	(63)	Research and development
	2	—	(25)	Marketing, general and administrative
Other instruments	(2)	1	(1)	Cost of sales
	(13)	(30)	(78)
Amortization of pension and postretirement benefit components:
Prior service credits (costs)	(6)	(4)	(5)
Actuarial gains (losses)	(37)	(101)	(90)
	(43)	(105)	(95)
Total amounts reclassified out of accumulated other comprehensive income (loss)	$86	$11	$14
The amortization of pension and postretirement benefit components are included in the computation of net periodic benefit cost. For further information, see "Note 16: Retirement Benefit Plans." The estimated net prior service credits (costs) and net actuarial gains (losses) for the defined-benefit plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2015 are $8 million and $57 million, respectively.
We estimate that we will reclassify approximately $336 million (before taxes) of net derivative losses included in accumulated other comprehensive income (loss) into earnings within the next 12 months.
Note 25: Contingencies
Legal Proceedings
We are a party to various legal proceedings, including those noted in this section. Although management at present believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not materially harm our financial position, results of operations, cash flows, or overall trends, legal proceedings and related government investigations are subject to inherent uncertainties, and unfavorable rulings or other events could occur. Unfavorable resolutions could include substantial monetary damages. In addition, in matters for which injunctive relief or other conduct remedies are sought, unfavorable resolutions could include an injunction or other order prohibiting us from selling one or more products at all or in particular ways, precluding particular business practices, or requiring other remedies. An unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends. We might also conclude that settling one or more such matters is in the best interests of our stockholders, employees, and customers, and any such settlement could include substantial payments. Except as specifically described below, we have not concluded that settlement of any of the legal proceedings noted in this section is appropriate at this time.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Government Competition Matters and Related Consumer Class Actions
A number of proceedings generally have challenged and continue to challenge certain of our competitive practices. The allegations in these proceedings vary and are described in more detail in the following paragraphs. In general, they contend that we improperly conditioned price rebates and other discounts on our microprocessors on exclusive or near-exclusive dealing by some of our customers; and they allege that our software compiler business unfairly preferred Intel® microprocessors over competing microprocessors and that, through the use of our compilers and other means, we have caused the dissemination of inaccurate and misleading benchmark results concerning our microprocessors. Based on the procedural posture of the various remaining competition matters, which we describe in the following paragraphs, our investment of resources to explain and defend our position has declined as compared to the period 2005-2011. Nonetheless, certain of the matters remain active, and these challenges could continue for a number of years, potentially requiring us to invest additional resources. We believe that we compete lawfully and that our marketing, business, intellectual property, and other challenged practices benefit our customers and our stockholders, and we will continue to conduct a vigorous defense in the remaining proceedings.
In 2001, the European Commission (EC) commenced an investigation regarding claims by Advanced Micro Devices, Inc. (AMD) that we used unfair business practices to persuade customers to buy our microprocessors. We received numerous requests for information and documents from the EC and we responded to each of those requests. The EC issued a Statement of Objections in July 2007 and held a hearing on that Statement in March 2008. The EC issued a Supplemental Statement of Objections in July 2008. In May 2009, the EC issued a decision finding that we had violated Article 82 of the EC Treaty and Article 54 of the European Economic Area Agreement. In general, the EC found that we violated Article 82 (later renumbered as Article 102 by a new treaty) by offering alleged "conditional rebates and payments" that required our customers to purchase all or most of their x86 microprocessors from us. The EC also found that we violated Article 82 by making alleged "payments to prevent sales of specific rival products." The EC imposed a fine in the amount of €1.06 billion ($1.447 billion as of May 2009), which we subsequently paid during the third quarter of 2009, and ordered us to "immediately bring to an end the infringement referred to in" the EC decision.
The EC decision contained no specific direction on whether or how we should modify our business practices. Instead, the decision stated that we should "cease and desist" from further conduct that, in the EC's opinion, would violate applicable law. We took steps, which are subject to the EC's ongoing review, to comply with that decision pending appeal. We had discussions with the EC to better understand the decision and to explain changes to our business practices.
We appealed the EC decision to the Court of First Instance (which has been renamed the General Court) in July 2009. The hearing of our appeal took place in July 2012. In June 2014, the General Court rejected our appeal in its entirety. In August 2014, we filed an appeal with the European Court of Justice. On November 11, 2014, Intervener Association for Competitive Technologies filed comments in support of Intel’s grounds of appeal. The EC and interveners filed briefs in November, after which the Court of Justice is likely to allow the parties to file a final round of briefs by February 2015. The Court of Justice is likely to hold oral argument in late 2015 and issue its decision in 2016.
At least 82 separate class-action lawsuits have been filed in the U.S. District Courts for the Northern District of California, Southern District of California, District of Idaho, District of Nebraska, District of New Mexico, District of Maine, and District of Delaware, as well as in various California, Kansas, and Tennessee state courts. These actions generally repeat the allegations made in a now-settled lawsuit filed against us by AMD in June 2005 in the U.S. District Court for the District of Delaware (AMD litigation). Like the AMD litigation, these class-action lawsuits allege that we engaged in various actions in violation of the Sherman Act and other laws by, among other things: providing discounts and rebates to our manufacturer and distributor customers conditioned on exclusive or near-exclusive dealing that allegedly unfairly interfered with AMD's ability to sell its microprocessors; interfering with certain AMD product launches; and interfering with AMD's participation in certain industry standards-setting groups. The class actions allege various consumer injuries, including that consumers in various states have been injured by paying higher prices for computers containing our microprocessors. We dispute these class-action claims and intend to defend the lawsuits vigorously.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All of the federal and state class actions other than the California class actions were transferred by the Multidistrict Litigation Panel to the U.S. District Court in Delaware for all pre-trial proceedings and discovery (MDL proceedings). The Delaware district court appointed a Special Master to address issues in the MDL proceedings, as assigned by the court. In January 2010, the plaintiffs in the Delaware action filed a motion for sanctions for our alleged failure to preserve evidence. This motion largely copies a motion previously filed by AMD in the AMD litigation, which has settled. The plaintiffs in the MDL proceedings also moved for certification of a class of members who purchased certain personal computers containing products sold by us. In July 2010, the Special Master issued a Report and Recommendation (Report) denying the motion to certify a class. The MDL plaintiffs filed objections to the Special Master's Report, and a hearing on those objections was held before the district court in July 2013. In July 2014, the district court affirmed the Special Master's ruling and issued an order denying the MDL plaintiffs' motion for class certification. In August 2014, plaintiffs filed a petition for interlocutory appeal of the district court's decision with the U.S. Court of Appeals for the Third Circuit, which the Third Circuit denied on October 29, 2014. On December 29, 2014, Intel filed a motion for summary judgment on the claims of the remaining individual plaintiffs. The court is likely to rule on this motion in late 2015.
All California class actions have been consolidated in the Superior Court of California in Santa Clara County. The plaintiffs in the California actions moved for class certification, which we are in the process of opposing. At our request, the court in the California actions agreed to delay ruling on this motion until after the Delaware district court ruled on the similar motion in the MDL proceedings. The plaintiffs asked the court for leave to retain a new expert and to amend their previous motion for class certification. The court granted plaintiffs’ request on February 6, 2015 and set the hearing on plaintiffs’ new motion for class certification for May 29, 2015. Given the procedural posture and the nature of these cases, we are unable to make a reasonable estimate of the potential loss or range of losses, if any, arising from these matters.
In re High Tech Employee Antitrust Litigation
Between May and July 2011, former employees of Intel, Adobe Systems Incorporated, Apple Inc., Google Inc., Intuit Inc., Lucasfilm Ltd., and Pixar filed antitrust class-action lawsuits in the California Superior Courts alleging that these companies had entered into a conspiracy to suppress the compensation of their employees. The lawsuits were removed to the United States District Court for the Northern District of California and in September 2011 the plaintiffs filed a consolidated amended complaint, captioned In re High Tech Employee Antitrust Litigation. The plaintiffs’ allegations reference the 2009 and 2010 investigation by the Department of Justice (DOJ) into employment practices in the technology industry, as well as the DOJ’s complaints and subsequent stipulated final judgments with the seven companies named as defendants in the lawsuits. The plaintiffs allege that the defendants entered into certain unlawful agreements not to cold call employees of particular other defendants and that there was an overarching conspiracy among the defendants. Plaintiffs assert one such agreement specific to Intel, namely that Intel and Google entered into an agreement starting in 2005, not to cold call each other's employees. Plaintiffs assert claims under Section 1 of the Sherman Antitrust Act and Section 4 of the Clayton Antitrust Act and seek a declaration that the defendants’ alleged actions violated the antitrust laws, damages trebled as provided for by law under the Sherman Act or Clayton Act, restitution and disgorgement, and attorneys’ fees and costs.
In October 2013, the district court certified a class consisting of approximately 65,000 current or former employees of the seven defendants and set the matter for trial in late May 2014. The so-called "technical class" consists of a group of current and former technical, creative, and R&D employees at each of the defendants. In January 2014, Intel filed a motion for summary judgment, which the court denied in March 2014.
In April 2014, Intel, Adobe, Apple, and Google reached an agreement with plaintiffs to settle this lawsuit, but in August 2014, the district court denied preliminary approval of the settlement. In September 2014, defendants filed a petition for writ of mandamus asking the U.S. Court of Appeals for the Ninth Circuit to reverse the district court’s decision. The Ninth Circuit ordered briefing and scheduled a March 2015 hearing date on the writ petition. Defendants have withdrawn the petition for writ of mandamus in light of the settlement agreement discussed below.
In January 2015, Intel, Adobe, Apple, and Google reached a second agreement with plaintiffs to settle this lawsuit, which is subject to court approval. The court has scheduled a hearing on plaintiffs' motion for preliminary approval for March 2015. We continue to dispute the plaintiffs’ claims, but have agreed to settle this lawsuit to avoid the uncertainties, expenses, and diversion of resources from continued litigation. Our operating expenses for 2014 reflect accruals for this proceeding and we believe reasonably possible losses in excess of the accrued amount are not material to our financial statements.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In re Intel Corporation Shareholder Derivative Litigation
In March 2014, the Police Retirement System of St. Louis filed a shareholder derivative action in the Superior Court of California in Santa Clara County against the members of our Board of Directors, certain former Board members, and a current officer. The complaint alleges that the defendants breached their duties to the company by participating in, or allowing, alleged antitrust violations, as described in In re High Tech Employee Antitrust Litigation. In March 2014, a second plaintiff, Barbara Templeton, filed a substantially similar derivative suit in the same court. In May 2014, a third shareholder, Robert Achermann, filed a substantially similar derivative action in the same court. The court consolidated the three actions into one, which is captioned In re Intel Corporation Shareholder Derivative Litigation. Plaintiffs filed a consolidated complaint in July 2014. In September 2014, the court granted our motion to dismiss the consolidated complaint, but granted plaintiffs leave to amend. Plaintiffs are expected to file an amended consolidated complaint in February 2015.
Lehman Brothers Holdings Inc. and Lehman Brothers OTC Derivatives Inc. v. Intel
In May 2013, Lehman Brothers OTC Derivatives Inc. (LOTC) and Lehman Brothers Holdings Inc. (LBHI) filed an adversary complaint in the United States Bankruptcy Court in the Southern District of New York asserting claims against us arising from a 2008 contract between Intel and LOTC. Under the terms of the 2008 contract, we prepaid $1.0 billion to LOTC, in exchange for which LOTC was required to deliver to us on or before September 29, 2008, quantities of Intel common stock and cash determined by a formula set forth in the contract. LOTC's performance under the contract was secured by $1.0 billion of cash collateral. Under the terms of the contract, LOTC was obligated to deliver approximately 50 million shares of our common stock to us on September 29, 2008. LOTC failed to deliver any Intel common stock or cash, and we exercised our right of setoff against the $1.0 billion collateral. LOTC and LBHI acknowledge in their complaint that we were entitled to set off our losses against the collateral, but they assert that we withheld collateral in excess of our losses that should have been returned to LOTC. The complaint asserts a claim for breach of contract, a claim for "turnover" under section 542(a) of the Bankruptcy Code, and a claim for violation of the automatic stay under section 362(a)(3) of the Bankruptcy Code. The complaint does not expressly quantify the amount of damages claimed, but does assert multiple theories of damages that impliedly seek up to $312 million of alleged excess collateral, plus interest at LIBOR plus 13.5%, compounded daily. In June 2013, we filed a motion to dismiss plaintiffs' bankruptcy claims and for a determination that the breach of contract claim is "non-core" under the Bankruptcy Code. The bankruptcy court granted our motion in its entirety in December 2013. In May 2014, the United States District Court for the Southern District of New York denied our request that it withdraw its reference of plaintiffs' adversary complaint to the bankruptcy court. In January 2015, Intel and the plaintiffs filed competing motions for summary judgment. Plaintiffs' motion requests judgment against Intel "in the amount of no less than" $129 million, plus interest. We believe that $129 million, plus interest, represents the upper end of the range of reasonably possible loss for this case, although we believe that we acted in a manner consistent with our contractual rights and intend to defend against any claim to the contrary.
McAfee, Inc. Shareholder Litigation
On August 19, 2010, we announced that we had agreed to acquire all of the common stock of McAfee, Inc. (McAfee) for $48.00 per share. Four McAfee shareholders filed putative class-action lawsuits in Santa Clara County, California Superior Court challenging the proposed transaction. The cases were ordered consolidated in September 2010. Plaintiffs filed an amended complaint that named former McAfee board members, McAfee, and Intel as defendants, and alleged that the McAfee board members breached their fiduciary duties and that McAfee and Intel aided and abetted those breaches of duty. The complaint requested rescission of the merger agreement, such other equitable relief as the court may deem proper, and an award of damages in an unspecified amount. In June 2012, the plaintiffs’ damages expert asserted that the value of a McAfee share for the purposes of assessing damages should be $62.08.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In January 2012, the court certified the action as a class action, appointed the Central Pension Laborers’ Fund to act as the class representative, and scheduled trial to begin in January 2013. In March 2012, defendants filed a petition with the California Court of Appeal for a writ of mandate to reverse the class certification order; the petition was denied in June 2012. In March 2012, at defendants’ request, the court held that plaintiffs were not entitled to a jury trial, and ordered a bench trial. In April 2012, plaintiffs filed a petition with the California Court of Appeal for a writ of mandate to reverse that order, which the court of appeal denied in July 2012. In August 2012, defendants filed a motion for summary judgment. The trial court granted that motion in November 2012, and entered final judgment in the case in February 2013. In April 2013, plaintiffs appealed the final judgment. Intel, McAfee, and McAfee’s board of directors filed an opposition to plaintiff’s appeal in December 2014. Because the resolution of the appeal may materially impact the scope and nature of the proceeding, we are unable to make a reasonable estimate of the potential loss or range of losses, if any, arising from this matter. We dispute the class-action claims and intend to continue to defend the lawsuit vigorously.
X2Y Attenuators, LLC v. Intel et al
In May 2011, X2Y Attenuators, LLC (X2Y) filed a patent infringement lawsuit in the U.S. District Court for the Western District of Pennsylvania and a complaint with the U.S. International Trade Commission (ITC) pursuant to Section 337 of the Tariff Act of 1930 against us and two of our customers, Apple and Hewlett-Packard Company, alleging infringement of five patents. X2Y subsequently added a sixth patent to both actions. The district court action was stayed pending resolution of the ITC proceeding. X2Y alleged that at least Intel® Core™ and Intel® Xeon® processor families infringe the asserted patents. X2Y also requested that the ITC issue permanent exclusion and cease-and-desist orders to, among other things, prohibit us from importing these microprocessors and Apple and Hewlett-Packard Company products that incorporate these microprocessors into the U.S. In the stayed district court action, X2Y seeks unspecified damages, including enhanced damages for alleged willful infringement, and injunctive relief. In June 2012, the Administrative Law Judge issued an initial determination granting X2Y’s motion to partially terminate the ITC investigation with respect to three of the asserted patents. The Administrative Law Judge held a hearing on the remaining three patents in August 2012 and issued an initial determination in December 2012. In the initial determination, the Administrative Law Judge found that Intel, Apple, and Hewlett-Packard Company have not violated Section 337 of the Tariff Act of 1930 because they have not infringed any of the asserted claims of the three patents, and ruled that the asserted claims of two of the patents were invalid. In December 2012, the parties filed petitions for review of the initial determination by the ITC. In February 2013, the ITC determined to review in part the initial determination. On review, the ITC determined to terminate the investigation with a finding of no violation. In April 2013, X2Y filed a notice of appeal with the U.S. Court of Appeals for the Federal Circuit. In July 2014, the Federal Circuit affirmed the ITC's finding that Intel's microprocessors did not infringe the X2Y patents. In September 2014, X2Y filed a petition for en banc review, which was denied by the Federal Circuit. In light of this denial by the Federal Circuit, we have concluded that the risk of loss in connection with this matter, if any, is not material to Intel. We continue to dispute the remaining claims and intend to vigorously defend against them.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 26: Operating Segments and Geographic Information
Our operating segments in effect as of December 27, 2014 include:

• Client Computing Group	• All other
• Data Center Group	• Non-Volatile Memory Solutions Group
• Internet of Things Group	• New Devices Group
• Software and services operating segments
• McAfee
• Software and Services Group
During the first quarter of 2015, we combined the PC Client Group and Mobile and Communications Group to create the Client Computing Group (CCG). This change in our organizational structure reflects our strategy to address all aspects of the client computing market segment and utilize our intellectual property to offer compelling customer solutions. All prior-period amounts have been retrospectively adjusted to reflect the way we internally manage and monitor segment performance starting in fiscal year 2015 and includes other minor reorganizations.
The Chief Operating Decision Maker (CODM) is our CEO. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenue and operating income (loss).
We manage our business activities primarily based on a product segmentation basis. CCG and Data Center Group (DCG) are our reportable operating segments. Internet of Things Group and the aggregated "software and services operating segments," as shown in the preceding operating segment list, do not meet the quantitative thresholds to qualify as reportable operating segments; however, we have elected to disclose the results of these non-reportable operating segments. Our Non-Volatile Memory Solutions Group and New Devices Group operating segments do not meet the quantitative thresholds to qualify as reportable segments and their combined results are included within the "all other" category.
Revenue for our reportable and aggregated non-reportable operating segments is primarily related to the following product lines:

•
Client Computing Group. Includes platforms designed for the notebook (including Ultrabook™ devices), 2 in 1 systems, the desktop (including all-in-ones and high-end enthusiast PCs), tablets, and smartphones; wireless and wired connectivity products; as well as mobile communication components.

•	Data Center Group. Includes server, network, and storage platforms designed for the enterprise, cloud, communications infrastructure, and technical computing segments.

•
Internet of Things Group. Includes platforms designed for embedded market segments, including retail, transportation, industrial, and buildings and home, along with a broad range of other market segments.

•
Software and services operating segments. Includes software products for endpoint security, network and content security, risk and compliance, and consumer and mobile security from our McAfee business, and software products and services that promote Intel architecture as the platform of choice for software development.

We have sales and marketing, manufacturing, engineering, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments, and the expenses are included in the following operating results.
The "all other" category includes revenue, expenses, and charges such as:

•	results of operations from our Non-Volatile Memory Solutions Group and New Devices Group;

•	amounts included within restructuring and asset impairment charges;

•	a portion of employee benefits, compensation, and other expenses not allocated to the operating segments;

•	divested businesses for which discrete operating results are not regularly reviewed by our CODM;

•	results of operations of start-up businesses that support our initiatives, including our foundry business; and

•	acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The CODM does not evaluate operating segments using discrete asset information. Based on the interchangeable nature of our manufacturing and assembly and test assets, most of the related depreciation expense is not directly identifiable within our operating segments, as it is included in overhead cost pools and subsequently absorbed into inventory as each product passes through our manufacturing process. As our products are then sold across multiple operating segments, it is impracticable to determine the total depreciation expense included as a component of each operating segment’s operating income (loss) results. Operating segments do not record inter-segment revenue. We do not allocate gains and losses from equity investments, interest and other income, or taxes to operating segments. Although the CODM uses operating income to evaluate the segments, operating costs included in one segment may benefit other segments. Except for these differences, the accounting policies for segment reporting are the same as for Intel as a whole.
Net revenue and operating income (loss) for each period were as follows:

(In Millions)	2014	2013	2012
Net revenue:
Client Computing Group	$34,872	$34,645	$36,479
Data Center Group	14,387	12,163	11,219
Internet of Things Group	2,142	1,801	1,600
Software and services operating segments	2,216	2,188	2,072
All other	2,253	1,911	1,971
Total net revenue	55,870	52,708	53,341

Operating income (loss):
Client Computing Group	10,323	8,708	11,433
Data Center Group	7,390	5,456	5,029
Internet of Things Group	583	532	266
Software and services operating segments	81	57	27
All other	(3,030)	(2,462)	(2,117)
Total operating income	$15,347	$12,291	$14,638
In 2014, Hewlett-Packard Company accounted for 18% of our net revenue (17% in 2013 and 18% in 2012), Dell Inc. accounted for 16% of our net revenue (15% in 2013 and 14% in 2012), and Lenovo Group Limited accounted for 12% of our net revenue (12% in 2013 and 11% in 2012). The majority of the revenue from these customers was from the sale of platforms and other components by the CCG and DCG operating segments.
A substantial majority of our revenue in the CCG and DCG operating segments is generated from the sale of platforms.
Net revenue by country for the three years ended December 27, 2014 is based on the billing location of the customer. Revenue from unaffiliated customers for each period was as follows:

(In Millions)	2014	2013	2012
Singapore	$11,573	$10,997	$12,622
China (including Hong Kong)	11,197	9,890	8,299
United States	9,828	9,091	8,348
Taiwan	8,955	8,888	9,327
Japan	2,776	3,725	4,303
Other countries	11,541	10,117	10,442
Total net revenue	$55,870	$52,708	$53,341
Revenue from unaffiliated customers outside the U.S. totaled $46.0 billion in 2014 ($43.6 billion in 2013 and $45.0 billion in 2012).

INTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net property, plant and equipment by country at the end of each period was as follows:

(In Millions)	Dec 27, 2014	Dec 28, 2013	Dec 29, 2012
United States	$24,020	$23,624	$20,542
Ireland	5,433	2,986	1,523
Israel	1,957	2,667	3,389
Other countries	1,828	2,151	2,529
Total property, plant and equipment, net	$33,238	$31,428	$27,983
Net property, plant and equipment outside the U.S. totaled $9.2 billion as of December 27, 2014 ($7.8 billion as of December 28, 2013 and $7.4 billion as of December 29, 2012).
Note 27: Subsequent Event
Subsequent to the end of 2014 and in the second quarter of 2015, we entered into a definitive agreement to acquire Altera Corporation (Altera) in an all-cash transaction expected to close within six to nine months from the date of the agreement. Upon completion of the acquisition, each outstanding share of Altera common stock and, subject to certain exceptions, each share of Altera common stock underlying vested stock option awards, restricted stock unit awards and performance-based restricted stock unit awards will be converted into the right to receive $54.00 per share in cash, without interest. As of the date we entered into the agreement, the transaction had an approximate value of $16.7 billion. This transaction is subject to certain regulatory approvals and customary closing conditions, including the approval of Altera's stockholders.

INTEL CORPORATION
FINANCIAL INFORMATION BY QUARTER (UNAUDITED)

2014 for Quarter Ended (In Millions, Except Per Share Amounts)	December 27	September 27	June 28	March 29
Net revenue	$14,721	$14,554	$13,831	$12,764
Gross margin	$9,621	$9,458	$8,917	$7,613
Net income	$3,661	$3,317	$2,796	$1,930
Basic earnings per share of common stock	$0.77	$0.68	$0.56	$0.39
Diluted earnings per share of common stock	$0.74	$0.66	$0.55	$0.38
Dividends per share of common stock:
Declared	$—	$0.4500	$—	$0.4500
Paid	$0.2250	$0.2250	$0.2250	$0.2250
Market price range common stock[1]:
High	$37.67	$35.33	$30.93	$26.67
Low	$30.85	$30.79	$25.81	$23.52

2013 for Quarter Ended (In Millions, Except Per Share Amounts)	December 28	September 28	June 29	March 30
Net revenue	$13,834	$13,483	$12,811	$12,580
Gross margin	$8,571	$8,414	$7,470	$7,066
Net income	$2,625	$2,950	$2,000	$2,045
Basic earnings per share of common stock	$0.53	$0.59	$0.40	$0.41
Diluted earnings per share of common stock	$0.51	$0.58	$0.39	$0.40
Dividends per share of common stock:
Declared	$—	$0.4500	$—	$0.4500
Paid	$0.2250	$0.2250	$0.2250	$0.2250
Market price range common stock[1]:
High	$25.70	$24.25	$25.47	$22.68
Low	$22.48	$21.92	$20.94	$20.23

[1]	Intel’s common stock (symbol INTC) trades on The NASDAQ Global Select Market. All stock prices are closing prices per The NASDAQ Global Select Market.